CAPMARK BANK, URBAN DEVELOPMENT FUND II, LLC, and PARAMOUNT COMMUNITY DEVELOPMENT FUND, LLC

and

DVL KEARNY HOLDINGS, LLC

CONSTRUCTION LOAN AGREEMENT

Dated:	August 14, 2007
Location:	160 Passaic Avenue Town of Kearny Hudson County, New Jersey

TABLE OF CONTENTS

CONSTRUCTION LOAN AGREEMENT

THIS **CONSTRUCTION LOAN AGREEMENT** made as of the 14th day of August, 2007, between **CAPMARK BANK**, an industrial bank chartered under the laws of the State of Utah, having an office at 100 South Wacker Drive, Suite 400, Chicago, Illinois 60606, Attention: Construction Lending, **URBAN DEVELOPMENT FUND II, LLC**, a Delaware limited liability company having an office c/o Capmark Capital Inc., 1801 California Street, Suite 3700, Denver, Colorado 80202, Attn: Patrick Vahey, and **PARAMOUNT COMMUNITY DEVELOPMENT FUND, LLC**, a Delaware limited liability company having an office at c/o Capmark Capital, Inc., 1801 California Street, Suite 3700, Denver, Colorado 80202 (collectively, the "Lender"), and **DVL KEARNY HOLDINGS, LLC**, a New Jersey limited liability company having an office c/o DVL, Inc., 70 East 55th Street, New York, New York 10022 ("Borrower");

W I T N E S S E T H:

WHEREAS, Borrower is currently the owner of a fee estate in a certain approximately 7.99 acre parcel of real property located in the Town of Kearny, Hudson County, New Jersey, as more particularly described in Exhibit A-1 the "Del Toch Parcels") and Borrower intends to acquire pursuant to a condemnation proceeding to be undertaken by the Town of Kearny in accordance with the Redeveloper Agreement a fee estate in a certain approximately 1.5 acre parcel of real property located in the Town of Kearny, Hudson County, New Jersey, as more particularly described in Exhibit A-2 (the "OutParcel') (the Del Toch Parcels and the OutParcel being collectively referred to as the "Premises");

WHEREAS, at the request of Borrower, Lender has agreed to fund to Borrower a construction loan of up to $30,200,000, or so much thereof as may be advanced pursuant to the terms of this Agreement (the "Loan"), to finance certain acquisition, construction and other costs incurred by Borrower in connection with the acquisition of the Premises and the construction by Borrower on the Premises of the Improvements, as defined and described in Exhibit B, and in accordance with the Redeveloper Agreement;

WHEREAS, the Borrower intends to construct and/or rehabilitate between approximately 115,000 and 159,000 (depending upon the final Plans and Specifications) square feet of retail space at the Premises (the "Project"); and

WHEREAS, the Project is located within United States population census tract number 34017013300 (the "Project Area"), which area the Borrower has found to be characterized by economic distress and inadequate access to capital; and

WHEREAS, the Borrower believes that the Project will have a catalytic effect on economic development within the Project Area and other low-income communities and that it will create or retain jobs for low-income persons or residents of low-income communities increase wages or incomes for low-income persons or residents of low-income communities and finance or assist businesses owned by residents of, or otherwise committed to remain in, the low-income communities; and

WHEREAS, Paramount New Market Tax Credit Fund, LLC, a Delaware limited liability company, has received a first round 2002 allocation of New Markets Tax Credits under Section 45D of the Code, and has sub-allocated a portion of its Allocation to Paramount Community Development Fund, LLC; and

WHEREAS, Urban Development Fund, LLC, a Delaware limited liability company, has received a second round 2003-2004 allocation of New Markets Tax Credits under Section 45D of the Code and has suballocated a portion of its Allocation to Urban Development Fund II, LLC; and

WHEREAS, the Loan constitutes a QLICI (as hereinafter defined) eligible to receive the benefits of the New Markets Tax Credit program; and

WHEREAS, the availability of New Markets Tax Credits with respect to the Loan has enabled Paramount Community Development Fund, LLC to provide $6,600,000 of the Loan, using terms and conditions that are flexible and non-conventional; and

WHEREAS, each of the Borrower and Lender believes that the provision of private-sector capital investment as represented by the Loan on such terms will serve to stimulate economic opportunity and create jobs within the Project Area and other low-income communities; and

NOW, THEREFORE, in consideration of ten dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, Lender and Borrower hereby covenant and agree as follows:

1. <u>Definitions.</u>

All capitalized terms as used in this Agreement shall, unless otherwise defined in the main body of this Agreement, have the respective meanings given to such terms in <u>Exhibit B</u> attached hereto and made a part hereof.

2. <u>The Construction Loan Notes and the Construction Loan Mortgage.</u>

The Loan (i) shall be evidenced by the Construction Loan Notes, (ii) shall be secured by the Construction Loan Mortgage constituting a first lien on the fee estate of Borrower in the Premises, the Improvements and other property, rights and interests of Borrower described therein (the Premises, the Improvements and such other property, rights and interests being hereinafter collectively referred to as the "<u>Property</u>"), (iii) shall be secured by the Completion Guaranty and the Guaranty of Non-Recourse Carve Outs, and (iv) shall be advanced in accordance with the provisions of this Agreement. It is understood that the Premises shall consist solely of the Del Toch Parcels until the OutParcel is acquired by the Borrower, whereupon the lien of the Construction Loan Mortgage shall be spread to also cover the OutParcel as a first lien.

3. The Improvements.

Borrower shall submit to Lender and Construction Consultant a set of final plans and specifications for the Improvements prepared by the Architect, as a condition of the Construction Loan Phase and to be more particularly described in Exhibit C, to be attached hereto (the "Plans and Specifications"), which Plans and Specifications must be reviewed and accepted by Lender and Construction Consultant. Borrower acknowledges that (i) Construction Consultant has been retained by Lender to act as a consultant and only as a consultant to Lender in connection with the construction of the Improvements, (ii) Construction Consultant shall in no event or under any circumstance have any power or authority to make any decision or to give any approval or consent or to do any other act or thing which is binding upon Lender and any such purported decision, approval, consent, act or thing by Construction Consultant on behalf of Lender shall be void and of no force or effect, (iii) Lender reserves the right to make any and all decisions required to be made by Lender under this Agreement and to give or refrain from giving any and all consents or approvals required to be given by Lender under this Agreement and to accept or not accept any matter or thing required to be accepted by Lender under this Agreement, in each instance in its sole and absolute discretion, except as expressly provided to the contrary herein or in the Construction Loan Mortgage, and without in any instance being bound or limited in any manner or under any circumstance whatsoever by any opinion expressed or not expressed, or advice given or not given, or information, certificate or report provided or not provided, by Construction Consultant to Lender or any other person or party with respect thereto, (iv) Lender reserves the right in its sole and absolute discretion to disregard or disagree, in whole or in part, with any opinion expressed, advice given or information, certificate or report furnished or provided by Construction Consultant to Lender or any other person or party, and (v) Lender reserves the right in its sole and absolute discretion to replace Construction Consultant with another construction consultant at any time and without prior notice to or approval by Borrower. Borrower represents and warrants to Lender that the Plans and Specifications shall be submitted to the Construction Manager, and the Construction Manager will agree to perform its obligations under the Construction Management Agreement in a manner consistent with the requirements of the Plans and Specifications. Borrower represents and warrants to Lender that (i) to the extent required by law, Borrower shall obtain as a condition of the Construction Loan Phase from the appropriate Governmental Authorities all required approvals (including, without limitation, all environmental approvals) with respect to the Plans and Specifications and the Improvements, and (ii) all necessary permits, certificates, licenses and other approvals required for the construction of the Improvements, including but not limited to the Building Permit, have either been obtained (as set forth in Schedule B attached hereto), or will be obtained as a condition of the Construction Loan Phase, and those that have not been obtained as of the date hereof can be obtained in the ordinary course as of right from the appropriate Governmental Authorities. The Lender will consider allowing the delivery of permits, certificates, licenses and other approvals in phases as work progresses, provided that the Lender has approved the schedule of such phases is advance, and in no event shall the Lender fund any costs for which permits, certificates, licenses and other approvals have not been obtained. Subject to the provisions of Paragraph 4 of this Agreement, each addition or modification to the Plans and Specifications must be acceptable to Lender, Construction

Consultant and, to the extent required by law, shall be approved by the appropriate Governmental Authorities. Borrower shall not commence or continue any work on any stage or phase of the Improvements unless all required permits, certificates, licenses and approvals therefor have been issued or obtained from the appropriate Governmental Authorities. Borrower shall construct and equip the Improvements in accordance with the Plans and Specifications, free and clear of all mechanics' liens, notices of intention to file mechanic's lien, notices of pendency, stop orders or comparable liens or filings and all other liens, encumbrances and security instruments of any nature whatsoever (other than the Construction Loan Mortgage and other exceptions to title specifically set forth in the title insurance policy insuring the lien of the Construction Loan Mortgage or as may otherwise be specifically approved by Lender). Upon the occurrence of a default under the Loan Documents beyond any applicable grace and cure periods, Lender shall, without additional cost or expense, have the use of the Plans and Specifications, as accepted by Lender and Construction Consultant, to the full extent of Borrower's right, title and interest in and to such Plans and Specifications. The Improvements shall be constructed and equipped in compliance with the requirements of the Governmental Authorities and the appropriate Board of Fire Underwriters, if any, or other similar body, if any, acting in and for the locality in which the Premises are situated. Compliance with the provisions of this paragraph and any other provisions of this Agreement relating to the construction and equipping of the Improvements shall be determined by Lender. At all times upon reasonable advance notice, Lender, Construction Consultant and their respective agents and employees, shall have the right of entry and free access to the Premises to inspect the Improvements.

4. Change Orders.

The budgets submitted to Lender by Borrower showing estimated costs and expenses to be incurred in connection with the construction of the Property (including all hard costs and soft costs) truly and accurately reflect or reasonably estimate projected and estimated costs or actual contracted amounts paid or to be incurred to complete the Improvements in accordance with the Plans and Specifications and Applicable Governmental Laws and to satisfy Borrower's obligations relating to the construction of, and cost of, the Improvements, as aforesaid. Borrower shall promptly advise Lender if the actual or projected cost of any item exceeds the amount budgeted for such item. Notwithstanding anything to the contrary contained in this Agreement, Borrower shall have the right to enter into or to authorize the entering into of change orders and make the associated changes to the Plans and Specifications with respect to the Improvements without obtaining Lender's prior acceptance, provided that (i) no such change order will materially change the gross square feet or the net rentable square feet of space to be contained in the Improvements, or the number of parking spaces to be located on the Premises after completion of construction of the Improvements, or the basic layout of the Improvements, or involve the use of materials, furniture, fixtures or equipment which will not be at least equal in quality to the materials, furniture, fixtures and equipment originally specified in or required by the Plans and Specifications, as accepted by Lender, (ii) no such change order shall, in a single instance, result in an increase or decrease in the cost of constructing the Improvements of more than $100,000.00, (iii) the aggregate cost of all such change orders shall not, at any given time, result in an increase or

decrease in the cost of constructing the Improvements of more than $250,000.00. Borrower shall also have the right, without obtaining Lender's or Construction Consultant's prior acceptance, to enter into, or to authorize the entering into of, change orders or field changes which do not increase or decrease the cost of constructing the Improvements, provided that the requirements of clause (i) and clause (ii) of the preceding sentence are satisfied with respect thereto. Except as provided above, Borrower shall not make, or permit to be made any change orders without the prior written approval of Lender, which consent shall not unreasonably be withheld or delayed, provided, however, that, Lender shall not (a) permit change orders which result in a reallocation of construction interest, interest reserves or tax and assessment reserves or which result in an increase in development fees, construction management fees, site management fees or other "soft costs" paid to Borrower or to affiliates of Borrower regardless of whether there are cost savings associated with the increase, or (b) make an advance for interest on the Loan after commencement of the operations of the Premises if and to the extent there is sufficient Net Operating Income from the Premises to cover any such interest. Borrower shall submit to Lender and Construction Consultant copies of all change orders entered into with respect to the Improvements within thirty (30) days after the same are entered into and irrespective of whether the same require the prior acceptance of Lender and Construction Consultant pursuant to this Agreement, it being understood and agreed that in no event shall Lender make any Loan Advance in respect of costs pursuant to any such change order, unless and until Lender has received a final, executed copy of the same.

5. Acquisition of the Premises; Commencement of Construction; Deposit of Income from the Premises.

(a) On the date hereof, the Borrower is the owner of the portion of the Premises known as the Del Toch Parcels. Borrower on or before nine (9) months from the date hereof shall acquire the balance of the Premises known as the OutParcel.

(b) Borrower shall commence construction of the Improvements within nine (9) months after the date hereof and, subject to Force Majeure, shall diligently continue with such construction until the Improvements are Completed in accordance with the Plans and Specifications, the Redeveloper Agreement and this Agreement.

(c) All Net Operating Income generated from the Del Toch Parcels and the OutParcel (once acquired) shall be deposited in an account at the Lender as collateral security for the Loan and at Lender's option disbursed by the Lender from time to time in the same manner as Advances hereunder for the costs of construction of the Improvements.

6. Completion of Improvements.

Subject to the provisions of Paragraph 8 of this Agreement, construction of the Improvements shall be Completed in accordance with the Plans and Specifications and the provisions of this Agreement on or before the Completion Date. For the purposes of

this Agreement, the Improvements shall not be deemed to have been Completed until (i) the Improvements have, in the reasonable opinion of Lender and Construction Consultant, been completed in accordance with the Plans and Specifications (with the exception of the Punch-List Items (as hereinafter defined), (ii) all permanent and/or temporary certificates of occupancy and all other certificates, licenses, consents and approvals required for the use and operation of the Improvements by Borrower shall have been issued by or obtained from the appropriate Governmental Authorities, provided, however, that if temporary certificate(s) of occupancy are initially delivered to Lender pursuant to this provision, Borrower shall thereafter diligently pursue obtaining permanent certificate(s) of occupancy and shall promptly deliver copies of such permanent certificate(s) occupancy to Lender upon receipt by Borrower, and further provided however that the requirement for a certificate of occupancy shall be waived with respect to a pad leased to a Tenant wherein the Borrower has delivered the pad to the Tenant in accordance with the terms of its Lease and the Tenant has accepted such delivery, the Borrower has no further construction obligation with respect thereto, and it is the obligation of the Tenant to obtain a certificate of occupancy, (iii) Borrower shall have delivered to Lender an AIA Substantial Completion Certificate from Architect certifying that construction of the work contemplated by the Plans and Specifications has been satisfactorily completed substantially (other than, to the extent reflected on a detailed listing submitted in connection with such AIA Substantial Completion Certificate, minor punch-list items which are capable of being, and shall be, fully cured and completed within thirty (30) days following the date of such AIA Substantial Completion Certificate) in accordance with final approved Plans and Specifications (the "Punch-List Items"), (iv) all Direct Construction Costs (hereinafter defined), Soft Costs (hereinafter defined) and other costs and expenses incurred in connection with the construction and equipping of the Improvements (other than Direct Construction Costs and other costs and expenses which will be incurred in completing the Punch-List Items and which in the aggregate will not in the opinion of Lender and Construction Consultant exceed $200,000.00, and the remaining balance of the Retainage, if any), shall have been paid in full, (v) Borrower shall have delivered to Lender evidence that all furniture, fixtures and equipment owned by Borrower, if any, which is necessary to use and operate the Property has been obtained, is located at the Property and is subject to a valid first-lien security interest in favor of Lender pursuant to the Loan Documents (as evidenced by current UCC searches or other evidence acceptable to Lender), (vi) Lender shall have received a fully-executed collateral assignment of all licenses, permits, contracts and warranties issued with respect to the Property to the extent such licenses, permits, contracts and warranties are assignable, (vii) all certificates of completion for the Improvements as contemplated by the Redeveloper Agreement shall have been issued by the appropriate Governmental Authorities under the Redeveloper Agreement and (viii) all of the requirements of Paragraph 15 of this Agreement shall have been satisfied.

7. Reappraisals.

After the date hereof, Borrower shall permit Lender (and Borrower hereby authorizes Lender) to commission, at Borrower's sole cost and expense, one new or updated appraisal of the Improvements, prepared in accordance with Lender's then

current appraisal requirements. Borrower shall cooperate with any additional appraisals commissioned by Lender at Lender's expense.

8. Force Majeure.

The Completion Date shall be extended for a period of time equal to the number of days during which Borrower is prevented from proceeding with the construction of the Improvements by reason of Force Majeure, provided that (i) Borrower notifies Lender of the events constituting such Force Majeure within ten (10) days after Borrower has knowledge of their occurrence and (ii) no Force Majeure event shall suspend or abate any obligation of Borrower or any other person to pay any money. No extension of the Completion Date pursuant to this paragraph shall be construed as extending the Maturity Date, and (iii) the completion of the Improvements by such extended Completion Date shall not constitute a default under the Redeveloper Agreement. The term "Force Majeure" as used in this Agreement shall include acts of nature, flooding, hurricane, tornado, severe weather conditions, damage or other casualty (provided that such damage or casualty, as a Force Majeure event shall not serve to delete or lengthen any periods for restoration, repair or rebuilding of such damage or casualty which are otherwise provided pursuant to the Loan Documents), a national emergency, any rule, order or regulation of Governmental Authorities, strikes, lock-outs, riots or other labor troubles, or the unavailability of materials, equipment, facilities or supplies.

9. Title Insurance and Survey.

Borrower shall deliver to Lender a title insurance policy or a title binder or a certificate of title of the Title Company containing the agreement of the Title Company to issue its policy of title insurance insuring the lien of the Construction Loan Mortgage (the "Title Policy"), which title insurance policy shall be in an amount specified by Lender, which amount shall in no event be less than the principal amount of the Loan and shall otherwise be in form and substance satisfactory to and approved in all respects by Lender and its counsel. Borrower shall deliver to Lender the Preliminary Survey, which Preliminary Survey shall be certified to the Title Company and to Lender. The state of facts shown in the Preliminary Survey shall be satisfactory in all respects to Lender, its counsel and the Title Company. Borrower shall deliver to Lender, (i) a survey showing the locations of the foundations of the Improvements within thirty (30) days after completion of the foundations, (ii) an as-built survey of the Improvements within sixty (60) days after the completion of the Improvements, and (iii) any additional surveys reasonably requested or required by Lender, Construction Consultant or the Title Company within thirty (30) days after request, it being agreed that any change in the state of facts shown in any such updated survey must be satisfactory in all respects to Lender, its counsel and the Title Company. Borrower shall also deliver to Lender contemporaneously with the delivery of each survey an affidavit from the surveyor that set-backs are in conformity with current zoning restrictions.

10. Hazard Insurance.

Borrower shall furnish to Lender (with evidence that payment of premiums is current), or if Borrower shall fail to do so after the expiration of any applicable notice and grace period, Lender may obtain at Borrower's expense, insurance as required by the Construction Loan Mortgage. So long as this Agreement shall be in force the policies of fire insurance shall be in the so-called "All Risk Builders' Risk Completed Value Non-Reporting Form", including collapse coverage and, if warranted, evidence of flood, earthquake and/or sinkhole coverage, all as may be reasonably required by Lender, and in amounts to be determined by Lender, which amounts shall in no event be less than 100% of the completed insurable value of the Improvements (which coverage may exclude footings and foundations). Upon Completion of the construction of the Improvements the insurance shall be converted to a standard hazard insurance policy with extended coverage and otherwise complying with the provisions of the Construction Loan Mortgage. All hazard policies shall contain a Standard New York (Non-Contribution) Clause Endorsement or its equivalent and shall otherwise be in form and substance satisfactory in all respects to Lender and its counsel. If the Premises, or any portion thereof, are located in a Federally designated "special flood hazard area", a flood insurance policy shall be delivered to Lender. If no portion of the Premises is located in a Federally designated "special flood hazard area" such fact shall be substantiated by a certificate in form satisfactory to Lender from a licensed surveyor, appraiser or professional engineer or other qualified person, party or entity. Insurance coverage shall also include coverage for terrorist acts and war risk (collectively, "Terrorism Coverage") as required by the Mortgage. Terrorism Coverage must be in place at Closing. Notwithstanding the requirement of Terrorism Coverage, Lender will consider a waiver of the requirement for Terrorism Coverage if such Terrorism Coverage is not available at commercially reasonable rates as determined by Lender; provided that the Premises (i) is not located next to or near obvious potential terrorist targets (including trophy office buildings, sports complexes, bridges, airports, etc.); (ii) does not contain tenants (or is not near properties that contain tenants) that would be obvious potential terrorist targets; and (iii) the Guarantor guarantees against (A) any losses due to failure to maintain Terrorism Coverage and (B) losses of Lender related to acts of terrorism. If a waiver is granted, Terrorism Coverage must be obtained when and if it becomes available at commercially reasonable rates, as determined by Lender.

11. Loan Advances.

(a) Initial Closing Advances and Predevelopment Loan Phase Advances. At Closing and thereafter during the Initial Loan Phase, subject to compliance by Borrower with the terms, provisions and conditions of this Agreement, Lender shall make Advances of the Loan of up to $4,225,000 in the aggregate to the Borrower for the refinance of the mortgage loan encumbering the Del Toch Parcels and for other approved closing costs. During the Initial Loan Phase, no demolition of the existing Improvements shall occur. No additional Advance of the Loan in excess of $4,225,000.00 shall be made until the Borrower has complied with all of the Predevelopment Loan Phase Events. During the Predevelopment Loan Phase, the Lender shall make Advances of the Loan from time to time for (i) interest on the Loan, and (ii) the cost of acquiring the OutParcel.

In no event, however, shall the aggregate amount of all Advances of the Loan during the Predevelopment Loan Phase exceed $6,600,000.00.

(b) Costs of Improvements. During the Construction Loan Phase, subject to compliance by Borrower with the terms, provisions and conditions of this Agreement, Lender shall make Advances of the Loan to Borrower but not more frequently than once a month, (i) for direct construction costs incurred by Borrower in connection with the construction of the Improvements ("Direct Construction Costs"), as itemized in a trade breakdown schedule reviewed and accepted by Lender and Construction Consultant (the "Trade Breakdown Schedule"), as the same may be revised from time to time after the date hereof with the prior review and acceptance of Lender and Construction Consultant and (ii) for costs, other than Direct Construction Costs, incurred by Borrower in connection with the construction of the Improvements (the "Soft Costs"), as itemized in a schedule reviewed and accepted by Lender (the "Schedule of Soft Costs") as the same may be revised from time to time after the date hereof with the prior review and acceptance of Lender.

(c) Line Item Cost Savings. If (x) there is a savings in a particular line item set forth in the Trade Breakdown Schedule or in the Schedule of Soft Costs or (y) work under the line item is fully completed in accordance with the Plans and Specifications and otherwise in accordance with the terms and provisions of this Agreement, provided such savings or completion (as the case may be) is substantiated by evidence reasonably satisfactory to Lender and verified by Construction Consultant (as to the Trade Breakdown Schedule), then Borrower shall have the right, upon prior approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed, to reallocate any savings in respect of such line item to other line items in the Trade Breakdown Schedule and the Schedule of Soft Costs with respect to which additional costs have been incurred or to the Loan Contingency Reserve, provided further, however, that Borrower shall in no event or under any circumstance have the right to reallocate any portion of the Loan Interest Reserve without obtaining the prior approval of Lender, which approval may be withheld in the sole and absolute discretion of Lender or the Loan Contingency Reserve without obtaining the prior approval of Lender which approval shall not be unreasonably withheld or delayed, or which in the opinion of Lender, its counsel, or the Title Company will adversely affect or impair in any manner whatsoever the lien or priority of lien of the Construction Loan Mortgage. Except as hereinafter specifically provided to the contrary in Paragraph 12 of this Agreement, Lender shall not be required to make Advances of the Loan for costs incurred by Borrower with respect to materials stored on or off the Premises.

(d) Requests for Advance. Each request by Borrower to Lender for an Advance of the Loan shall be in the form attached hereto as Exhibit D or in such other form as may be satisfactory in all respects to Lender and shall in each case be signed by a duly authorized representative of Borrower (a "Request for Advance"). Each Request for Advance shall be delivered to Lender and Construction Consultant not less than ten (10) Business Days prior to the date upon which such advance of the Loan is requested and shall be based upon the Trade Breakdown Schedule and the Schedule of Soft Costs and shall be accompanied by (i) a currently dated sworn statement and request for partial

payment from Borrower and Construction Manager, as applicable, in the form specified in Exhibit E or in such other form as may be acceptable to Lender and the Title Company, as approved by Architect, accompanied by a waiver of lien from the Construction Manager for the current Request for Advance and from all contractors, subcontractors and suppliers in form satisfactory to Lender and the Title Company acknowledging prior payments, (ii) such waivers of lien and other documents and instruments as may be reasonably requested or required by Lender with respect to subcontractors and materialmen engaged in the construction of the Improvements by the Construction Manager or Borrower and as may be required by the Title Company (to induce the Title Company to insure each Advance of the Loan made by Lender pursuant to this Agreement against all mechanics' and materialmen's liens for labor furnished and materials supplied in connection with the construction of the Improvements), (iii) the requisitions for payment from subcontractors and materialmen engaged in the construction of the Improvements, and (iv) such other information and documents as may be reasonably requested or required by Lender or Construction Consultant. All requests and requisitions for payment shall be approved by Borrower and recommended for payment by Construction Consultant.

(e) Disbursement of Advances. So long as no Default Condition or Event of Default is in existence, Borrower is in compliance with all of the terms and conditions of this Agreement and the Request for Advance submitted by Borrower is in conformity with the Trade Breakdown Schedule and the Schedule of Soft Costs, Lender will disburse each Advance to Title Company in accordance with the procedures and conditions set forth in this Paragraph 11 and in the Construction Loan Disbursement Agreement. Lender shall make all disbursements of Soft Costs and Direct Construction Costs (a) at Borrower's cost, through the Title Company pursuant to the Construction Loan Disbursement Agreement, or (b) after the occurrence of a Default Condition or an Event of Default (to the extent Lender determines, under such circumstances, to continue disbursing funds under the Loan rather than pursue its available remedies), to the contractors, subcontractors, materialmen or laborers directly, but any such election shall not prevent Lender from making subsequent disbursements in a different manner or through or to a different party. The making of any disbursement shall not be deemed a waiver of Lender's rights hereunder with respect to any further or future disbursement, nor shall it be construed to be a waiver of any of the conditions precedent to Lender's obligations to make further or future advances. Lender shall not be obligated to make aggregate Advances of the Loan in excess of the amount, from time to time, of Verified Project Costs, unless Lender, in its sole and absolute discretion, deems it advisable to do so. Lender shall not be obligated to make an Advance of the Loan unless Lender is satisfied, in its sole and absolute discretion, that the conditions precedent to the making of such Advance as set forth in this Agreement, have been satisfied by Borrower. Anything in this Agreement or any other agreement made with respect to the Loan to the contrary notwithstanding, any Advance of the Loan or approval or acceptance given by Lender or Construction Consultant, herein or therein, whether or not before or after a site observation of the Improvements by Construction Consultant or otherwise, shall not be deemed to be an approval or acceptance by Lender or Construction Consultant of any work performed thereon or approval or acceptance by Lender or Construction Consultant

of any work or materials done or furnished with respect thereto or a representation by Lender or Construction Consultant as to the fitness of such work or materials.

(f) Developer's Fees. The Lender shall make Advances of Loan proceeds in connection with the payment of developer's fees ("Developer's Fees") as reflected in the Budget, to P&A Associates and Penmil Management, LLC, for services in overseeing the construction of the Improvements, in the manner set forth herein. As used herein, the term "Developer's Fees Amount" means the budgeted amount of the Developer's Fees equal to $1,064,000.00. Portions of the Developer's Fees Amount shall be disbursed during construction of the Improvements monthly from time to time in the amount of four (4%) percent of the hard costs expended such month but in no event shall the total Developer's Fees disbursed exceed $1,064,000.00. Notwithstanding the foregoing, the Lender reserves the right to reduce such sums if in the reasonable opinion of the Lender, the Improvements will not be complete by the Completion Date. Such sums shall be advanced as part of the monthly Advances of the Loan and subject to all other conditions for an Advance pursuant to the terms of this Agreement.

Any balance of the Developer's Fees shall be disbursed at such time as the construction of the Improvements has been Completed and all requirements and conditions set forth in Paragraph 15 hereof have been satisfied.

Until such time as all of the Developer's Fees have been advanced in accordance with this Paragraph, amounts allocated to the "Developer's Fees" line item of the Budget shall be deemed to be a part of the "Contingency" line item of the Budget (without any reduction of the amount otherwise allocated to the "Contingency" line item under the Budget), and the expenditure of the same shall be subject to the provisions hereof relating to the expenditure of the Loan Contingency Reserve. Borrower hereby acknowledges and agrees that the "Developer's Fees" line item may be reduced, depleted or altogether eliminated pursuant to such procedure relating to the expenditure of the Loan Contingency Reserve. In the event that funds are reallocated from the Developer's Fees line item to other line items of the Budget, the amount of the Developer's Fees which may be disbursed (if any) shall be the amount of "Developer's Fees" reflected therein, less the amount of any funds thus reallocated to other line items of the Budget. Any Developer's Fees advanced hereunder shall be made by the Lender pursuant to a Request for Advance by Borrower made in accordance with the provisions of this Agreement.

12. Advances for Stored Materials.

Notwithstanding anything to the contrary contained in this Agreement, Lender shall make disbursements of the Loan to pay for Direct Construction Costs actually incurred by Borrower for materials which are stored on the site of the Improvements or fabricated off-site and which are required in connection with the construction of the Improvements (subject to Retainage), provided that (i) such materials are in accordance with the Plans and Specifications accepted by Lender and Construction Consultant, (ii) such materials are securely stored on-site or off-site, properly inventoried, and clearly stenciled or otherwise marked to indicate that they are the property of Borrower as verified by Construction Consultant, (iii) the bills of sale and contracts under which such

materials are being provided shall be in form and substance satisfactory to Lender and Construction Consultant, (iv) such materials are insured against casualty, loss and theft in a manner reasonably satisfactory to Lender, (v) at or prior to any Advance of Loan proceeds in respect of stored materials, Borrower will or does own such materials free and clear of all liens and encumbrances of any nature whatsoever (other than the liens of Lender) and establishes such ownership by evidence satisfactory to Lender, (vi) Borrower executes and delivers to Lender such additional security documents, including, without limitation, UCC-1 Financing Statements, as Lender shall deem necessary to create and perfect a first lien in such materials as additional security for the payment of the Debt, and (vii) the aggregate amount of such disbursements for such materials shall in no event at any time exceed the actual Direct Construction Costs incurred by Borrower for such materials as verified by Construction Consultant pursuant to the provisions of this Agreement.

13. Conditions Precedent to Closing the Loan and Making the Initial Advance at Closing, any additional Advances Under the Predevelopment Loan Phase and Making the Initial Advance Under the Construction Loan Phase.

A. Conditions Precedent to Closing the Loan and Making the Initial Advances Under the Loan of $4,225,000

Lender shall not be obligated to close the Loan or to make the initial Advance under the Loan of up to $4,225,000 unless, in addition to the conditions set forth in Paragraphs 9, 10, 11, 12 and 14 of this Agreement, the following conditions shall have been satisfied, except to the extent that Lender may elect to waive any such conditions:

(a) Equity Investment. Borrower shall invest in the Property, from sources other than the Loan, an amount equal to approximately 12% of the initially budgeted cost of the total construction, construction financing, permanent financing and leasing costs relating to the Property, as determined by Lender, in its sole discretion, and in any event prior to closing not less than $4,116,000 must have been contributed or deposited by Borrower (the "Equity Contribution") in a manner satisfactory to Lender and of which $4,000,000 will be attributable to Borrower's equity in the Del Toch Parcels, prior to any Advance by Lender to Borrower under the Loan for any reason whatsoever. The investment of the Equity Contribution by Borrower in the Property shall be substantiated by evidence reasonably satisfactory to Lender.

(b) Representations and Warranties. The representations and warranties made by Borrower in Paragraph 25 hereof and the representations and warranties made by Borrower in the other Loan Documents shall be true and correct on and as of the date of closing and the initial Advance with the same effect as if made on such date.

(c) Receipt of Letters of Intent for Leases. Lender shall have received and approved letters of intent for prospective Tenants for Leases which would qualify as Permitted Leases for at least 50% of the Premises.

(d) No Condemnation. No part of the Property shall have been condemned, or threatened with condemnation (other than the Town of Kearny's condemnation of the OutParcel pursuant to the Redeveloper Agreement).

(e) No Default. On the date of closing and of the initial Advance, no default or Event of Default (as hereinafter defined) hereunder shall have occurred and shall be continuing and no default of any of Borrower's obligations under any of the other Loan Documents shall have occurred and shall be continuing.

(f) Loan Documents. The Loan Documents shall have been fully-executed, delivered and, as appropriate, recorded and/or filed or delivered to the Title Company for recording and/or filing with the Clerk's Office of the county where the Premises is located.

(g) Appraisal. Lender shall have obtained an Appraisal of the Premises and the Improvements, prepared by an Appraiser satisfactory to Lender, indicating to Lender, in Lender's sole and absolute discretion, a stabilized value of not less than $37,750,000 and an "as is" value of the Del Toch Parcels of not less than $8,500,000.

(h) Construction Manager. The Construction Management Agreement, the Construction Manager and its personnel must be acceptable to Lender, in Lender's sole and absolute discretion. Lender hereby confirms to Borrower as of the date hereof that Sullivan Construction Company, Inc. is acceptable to Lender as Construction Manager with respect to the construction of the Improvements.

(i) Environmental Reports; Hazardous Substances. To the extent not delivered to and approved by Lender prior to the date hereof, Borrower shall have delivered to Lender copies of the Environmental Reports, indicating that the Premises is free from any Hazardous Substances in violation of applicable Environmental Laws, except to the extent otherwise expressly set forth in the Environmental Reports.

(j) Payment of all Closing Costs by Borrower. Borrower shall have paid all of the costs and expenses of Lender (including, without limitation, reasonable attorneys' fees and disbursements) in connection with the closing of the Loan.

(k) UCC Security Interest. Lender shall obtain a perfected first lien on all of Borrower's personal property, fixtures, and equipment now or hereafter used in the operation of the Property. Borrower shall furnish: (i) continuation statements at required intervals, and (ii) a detailed schedule satisfactory in form and substance to Lender of all personal property, fixtures and equipment which will be used in the operation of the Property and owned by Borrower.

(l) Consents from and Certifications with Architect and Engineer. Borrower shall assign the Lender its right, title and interest in and to the contracts executed with, respectively, the Architect and the Engineer and obtain consents to such assignment from, respectively, the Architect and the Engineer. Borrower shall cause the Architect and the Engineer to respectively execute and deliver to Lender,

contemporaneously with the execution and delivery of their respective contracts, fully executed certifications substantially in the form of Exhibits F, and H, respectively.

(m) Payment and Performance Bonds. Borrower shall cause the Construction Manager to provide to Lender a bonding capacity letter relating to the Construction Manager's ability to obtain 100% payment and performance bonds, which bonding capacity letter must be in all respects satisfactory to Lender.

(n) Management Assignment and Subordination. The Management Assignment and Subordination shall have been fully executed by Borrower and the managing agent for the Project and delivered to Lender.

B. Conditions Precedent to Making Advances Under the Predevelopment Loan Phase in Excess of the Initial $4,225,000 Advances at Closing.

Lender shall not be obligated to make an Advance under the Predevelopment Loan Phase in excess of the initial $4,225,000 Advances made pursuant to Paragraph 13A unless, in addition to the conditions set forth in Paragraphs 9, 10, 11, 12, 13A and 14 of this Agreement, the following conditions shall have been satisfied, except to the extent that Lender may elect to waive any such conditions:

(a) Representations and Warranties. The representations and warranties made by Borrower in Paragraph 25 hereof and the representations and warranties made by Borrower in the other Loan Documents shall be true and correct on and as of the Advance under the Predevelopment Loan Phase after closing with the same effect as if made on such date.

(b) Redeveloper Agreement. Lender shall have received and approved the fully executed Redeveloper Agreement, and that Lender has been designated a Recognized Mortgagee thereunder.

(c) No Condemnation. No part of the Property shall have been condemned, or threatened with condemnation (other than the Town of Kearny's condemnation of the OutParcel pursuant to the Redeveloper Agreement).

(d) No Default. On the date of the such Advance, no default or Event of Default (as hereinafter defined) hereunder shall have occurred and shall be continuing and no default of any of Borrower's obligations under any of the other Loan Documents shall have occurred and shall be continuing.

C. Conditions Precedent to Making the Initial Advance Under the Construction Loan Phase.

Lender shall not be obligated to make an initial Advance under the Construction Loan Phase unless, in addition to the conditions set forth in Paragraphs 9, 10, 11, 12, 13A, 13B and 14 of this Agreement, the following conditions shall have been satisfied, except to the extent that Lender may elect to waive any such conditions:

(a) Representations and Warranties. The representations and warranties made by Borrower in Paragraph 25 hereof and the representations and warranties made by Borrower in the other Loan Documents shall be true and correct on and as of the initial Advance under the Construction Loan Phase with the same effect as if made on such date.

(b) Acquisition of OutParcel. Borrower shall have acquired a fee interest in the OutParcel, and the Construction Loan Mortgage shall be spread as a first lien on the OutParcel.

(c) Leases. Permitted Leases for at least 60% of the Premises have been executed and delivered to the Lender.

(d) No Condemnation. No part of the Property shall have been condemned, or threatened with condemnation (other than the Town of Kearny's Condemnation of the Out Parcel pursuant to the Redeveloper Agreement).

(e) No Default. On the date of the initial Advance, no default or Event of Default (as hereinafter defined) hereunder shall have occurred and shall be continuing and no default of any of Borrower's obligations under any of the other Loan Documents shall have occurred and shall be continuing.

(f) Accounting. Lender shall have received and approved an accounting of all expenditures for costs shown on the Trade Breakdown Schedule and the Schedule of Soft Costs as having been incurred prior to the date of this Agreement.

(g) Permits. Borrower shall have provided Lender with a copy of the Building Permit required with respect to the construction of the Improvements and other work to be performed by Borrower, as contemplated by this Agreement and the Plans and Specifications ("Building Permit"). Borrower shall also provide Lender with an opinion of Borrower's zoning counsel and an Architect's certificate, each reasonably satisfactory to Lender in all respects, evidencing compliance with all zoning, building, environmental and other applicable laws, rules, regulations and ordinances.

(h) Plans and Specifications. Three (3) complete sets of the Plans and Specifications for the Improvements shall have been delivered to Lender.

(i) Consents from and Certifications with Construction Manager, Developer and Major Subcontractors. Lender shall have received fully executed copies of the Construction Management Agreement, the Development Service Agreement and the Major Subcontracts. Borrower shall assign the Lender its right, title and interest in and to the contracts executed with the Construction Manager, Developer and the Major Subcontractors and obtain consents to such assignment from the Construction Manager, Developer and the Major Subcontractors. Borrower shall cause the Construction Manager, Developer and the Major Subcontractors to execute and deliver to Lender, contemporaneously with the execution and delivery of their respective contracts, fully executed certifications substantially in the form of Exhibits G and I, respectively.

(j) Payment and Performance Bonds. Borrower shall cause those subcontractors and materialmen under the Major Subcontracts designated by Lender and/or otherwise required pursuant to the Redeveloper Agreement to provide 100% payment and performance bonds, which payment and performance bonds shall be in amount, form and substance and issued by companies reasonably satisfactory to Lender and which shall also comply with all requirements of the Redeveloper Agreement, and shall name Lender and the Town of Kearny, as multiple obligees. Copies of said payment and performance bonds shall be delivered to Lender and original multiple-obligee riders issued in connection with the payment and performance bonds shall also be delivered to Lender.

(k) Management Assignment and Subordination. The Management Assignment and Subordination shall have been fully executed by Borrower and the managing agent for the Project and delivered to Lender.

(l) Zoning Opinion. The Borrower shall have delivered to the Lender a zoning opinion issued by Borrower's counsel and in form and substance satisfactory to the Lender and the Title Company.

14. Additional Conditions to Loan Advances.

A. Additional Conditions to Loan Advances under the Predevelopment Loan Phase.

The obligation of Lender to make Advances of the Loan under the Predevelopment Loan Phase pursuant to this Agreement is subject to the following additional conditions precedent:

(a) Title Continuations and Endorsements. Prior to each Advance of the Loan the Title Company shall have issued an endorsement to the title policy, redating the policy to the date of, and reflecting, the Advance to be made under the Loan, subject only to exceptions previously approved by Lender in writing, insuring the priority of the lien of the Construction Loan Mortgage for an amount equal to the full amount of the Advance of the Loan in question and all previous Advances of the Loan made by Lender to Borrower pursuant to this Agreement. If required by Lender, such endorsement to title shall contain affirmative insurance (consistent in form with the affirmative insurance provided in the Title Policy at the closing of the Loan) that covenants and restrictions, if any, reported against the Property have not been violated by the Improvements.

(b) Evidence of Payment. Prior to each Advance of the Loan, to the extent not already received, Borrower shall furnish Lender with evidence satisfactory to Lender showing all bills and charges for which advances of the Loan are being made pursuant to this Agreement, and Lender shall be provided with evidence of payment of same.

(c) Compliance with Loan Documents. All of the terms, conditions and provisions of the Loan Documents shall have been complied with to the satisfaction of Lender and its counsel.

B. Additional Conditions to Loan Advances under the Construction Loan Phase.

The obligation of Lender to make Advances of the Loan under the Construction Loan Phase pursuant to this Agreement is subject to the following additional conditions precedent:

(a) Construction Consultant Certificate. Construction Consultant shall certify to Lender based upon a site observation of the Improvements made by Construction Consultant not more than ten (10) days prior to the date of each Request for Advance or such other time as is appropriate for the Request for Advance being certified, in which Construction Consultant shall in substance (i) verify that the portion of the Improvements completed as of the date of such site observation has been completed substantially in accordance with the Plans and Specifications, and (ii) state its estimate of (A) the percentage of construction of the Improvements completed as of the date of such site observation on the basis of work in place as part of the Improvements and the Trade Breakdown Schedule, (B) Direct Construction Costs actually incurred for work in place as part of the Improvements as of the date of such site observation, (C) the sum necessary to complete construction of the Improvements in accordance with the Plans and Specifications, and (D) the amount of time from the date of such inspection which will be required to complete construction of the Improvements in accordance with the Plans and Specifications.

(b) Title Continuations and Endorsements. Prior to each Advance of the Loan the Title Company shall have issued an endorsement to the title policy, redating the policy to the date of, and reflecting, the Advance to be made under the Loan, subject only to exceptions previously approved by Lender in writing, insuring the priority of the lien of the Construction Loan Mortgage for an amount equal to the full amount of the Advance of the Loan in question and all previous Advances of the Loan made by Lender to Borrower pursuant to this Agreement. If required by Lender, such endorsement to title shall contain affirmative insurance (consistent in form with the affirmative insurance provided in the Title Policy at the closing of the Loan) that covenants and restrictions, if any, reported against the Property have not been violated by the Improvements.

(c) Evidence of Payment. Prior to each Advance of the Loan, upon request of Lender, Borrower shall furnish Lender with evidence satisfactory to Lender showing payment of all bills and charges for which advances of the Loan have previously been made pursuant to this Agreement. Upon request of Lender, Borrower shall deliver to Lender such bills, receipts and invoices, executed lien waivers and/or payment receipts, and other evidence as may reasonably be required by Lender to substantiate the actual incurrence by Borrower of Direct Construction Costs and Soft Costs.

(d) Construction Manager's Statements. Borrower shall, if required by Lender, deliver to Lender (i) a written statement or lien waiver executed by the Construction Manager certifying that the Construction Manager has received payment in full of all monies owed to Construction Manager through the date of the immediately preceding Request for Advance (less the portion of the Retainage applicable to the

payments owed to the Construction Manager), and (ii) an affidavit of the Construction Manager setting forth all subcontractors and materialmen engaged in the construction of the Improvements and the amounts to be paid to each from the requested Advance.

(e) Subcontractors' and Materialmens' Statements. Borrower shall, if required by Lender, deliver to Lender a written statement or lien waiver executed by each subcontractor and materialman with contracts of $20,000.00 or greater engaged in the construction of the Improvements by the Construction Manager or Borrower certifying that each such subcontractor and materialman has received payment in full of all monies owed to each such subcontractor and materialman by the Construction Manager or by Borrower through the date of the immediately preceding Request for Advance (less the portion of the Retainage applicable to the payments owed to such subcontractor or materialman).

(f) Compliance with Law. Construction of the Improvements shall comply with all applicable laws, rules, restrictions, orders and regulations of the Governmental Authorities.

(g) Shop Drawings. Borrower shall make available to Construction Consultant, upon request, all shop and related drawings used in connection with the Plans and Specifications and the construction of the Improvements at the office and location where the same are kept.

(h) Completion. Lender and Construction Consultant shall be of the opinion that the Improvements can be Completed by the Completion Date, as the same may be extended pursuant to Paragraph 8 of this Agreement.

(i) Major Subcontracts. Borrower shall have delivered to Lender and Construction Consultant copies of all of the Major Subcontracts now or hereafter entered into, each of which Major Subcontracts shall be in form and substance satisfactory in all respects to Lender. The Major Subcontracts, to the extent not already awarded as of the date hereof, shall be awarded in accordance with a time table reasonably acceptable to Lender and Construction Consultant.

(j) Other Subcontracts. Borrower shall have delivered to Lender and Construction Consultant copies of all of the Other Subcontracts now or hereafter entered into, each of which Other Subcontracts shall be in form and substance satisfactory in all respects to Lender. The Other Subcontracts, to the extent not already awarded as of the date hereof, shall be awarded in accordance with a time table reasonably acceptable to Lender and Construction Consultant.

(k) Certifications from Subcontractors. Upon notice from Lender at any time during the term of the Loan, Borrower shall assign its right, title and interest in and to the Major Subcontracts and the Other Subcontracts to Lender and, to the extent required by Lender, each subcontractor and materialman under the Major Subcontracts shall execute and deliver to Lender, contemporaneously with the execution and delivery of its contract, a certification substantially in the form of Exhibit I hereto.

(l) Payment and Performance Bonds. To the extent not previously obtained, Borrower shall cause those subcontractors and materialmen under the Major Subcontracts designated by Lender and/or otherwise required pursuant to the Redeveloper Agreement to provide 100% payment and performance bonds, which payment and performance bonds shall be in amount, form and substance and issued by companies reasonably satisfactory to Lender and which shall also comply with all requirements of the Redeveloper Agreement, and shall name Lender and the Town of Kearny as multiple obligees. Copies of said payment and performance bonds shall be delivered to Lender and original multiple-obligee riders issued in connection with the payment and performance bonds shall also be delivered to Lender.

(m) Performance of Contracts. Borrower shall observe and perform all of the terms, covenants and conditions of the Architect's Contract, the Construction Management Agreement, the Major Subcontracts and the Other Subcontracts on Borrower's part to be observed or performed.

(n) Signed Contracts and Purchase Orders. Lender shall not be obligated to make an Advance of the Loan with respect to any contractor, subcontractor or materialman providing work or materials with respect to the Improvements unless such subcontractor or materialman is providing such work or materials under a signed contract or purchase order.

(o) Compliance with Loan Documents. All of the terms, conditions and provisions of the Loan Documents shall have been complied with to the satisfaction of Lender and its counsel.

C. Conditions Applicable to All Loan Advances

All conditions and requirements of this Agreement relating to the obligation of Lender to make Advances of the Loan are for the sole benefit of Lender and no other person or party (including, without limitation, the Construction Manager and subcontractors and materialmen engaged in the construction of the Improvements) shall have the right to rely on the satisfaction of such conditions and requirements by Borrower as a condition precedent to Lender making an Advance of the Loan. Lender shall have the right, in its sole and absolute discretion, to waive any such condition or requirement as a condition precedent to making an Advance of the Loan.

15. Final Advance.

In addition to all information required for an Advance of the Loan, as provided in Paragraph 11 above, final disbursement of any and all Loan proceeds previously held by Lender and available for disbursement shall be released to Borrower upon Completion of the Improvements, and the Improvements will be deemed to have been Completed upon, Borrower providing to Lender the following:

(a) Temporary or permanent certificate(s) of occupancy for the Improvements, issued by the appropriate Governmental Authorities, together with copies of all licenses, permits and other authorizations of Governmental Authorities which are

necessary for the use and operation of the Improvements by Borrower (including, but not limited to, a certificate of registration validated by the New Jersey Department of Community Affairs); provided, however, that if temporary certificate(s) of occupancy are initially delivered to Lender pursuant to this provision, Borrower shall thereafter diligently pursue obtaining permanent certificate(s) of occupancy and shall promptly deliver copies of such permanent certificate(s) of occupancy to Lender upon receipt by Borrower; and further provided however that the requirement for a certificate of occupancy shall be waived with respect to a pad leased to a Tenant wherein the Borrower has delivered the pad to the Tenant in accordance with the terms of its Lease and the Tenant has accepted such delivery, the Borrower has no further construction obligation with respect thereto, and it is the obligation of the Tenant to obtain a certificate of occupancy.

(b) An AIA Substantial Completion Certificate from Architect certifying that construction has been satisfactorily completed substantially (other than, to the extent reflected on a detailed listing submitted in connection with such AIA Substantial Completion Certificate, Punch-List Items) in accordance with final approved Plans and Specifications;

(c) Evidence that the Improvements are fully equipped for their intended use;

(d) Construction Manager's final affidavit and final lien waiver in form and substance satisfactory to Lender and the Title Company;

(e) Final affidavits and final lien waivers from all contractors, subcontractors, architects, engineers, materialmen or other parties who have supplied labor, materials or services for the construction of the Improvements as Lender and the Title Company may require, in form and substance reasonably satisfactory to Lender and the Title Company;

(f) Four (4) originals of a final "as-built" survey prepared in accordance with the requirements of Lender previously delivered to Borrower, showing all Improvements, including striping of all parking spaces, and a statement indicating the total number of handicap and non-handicap spaces;

(g) One (1) set of the final "as-built" Plans and Specifications, signed and sealed by the Architect, Construction Manager and Borrower;

(h) Final endorsement to the Title Policy, in form and substance acceptable to Lender, insuring the full amount of all Loan proceeds actually disbursed (including Retainage) and, without limitation, insuring matters of survey to and including the date of the final "as-built" survey, including a Zoning Endorsement 3.1 including parking;

(i) Evidence that all insurance requirements of the Construction Loan Mortgage have been satisfied;

(j) Evidence that all furniture, fixtures and equipment owned by Borrower, if any, which are necessary to use and operate the Improvements have been obtained, are located at the Improvements and are subject to a valid first-lien security interest in favor of Lender pursuant to the Loan Documents (as evidenced by current UCC searches or other evidence acceptable to Lender), as the same may be amended or supplemented by new, supplemental or continuation UCC-1 Financing Statements executed by Borrower at such time;

(k) Lender shall have received a fully executed collateral assignment of all licenses, permits, contracts and warranties issued with respect to the Improvements, to the extent such licenses, permits, contracts and warranties are assignable;

(l) To the extent applicable to the Completion of the Improvements, evidence that any covenants and restrictions of recorded documents listed as exceptions in the Title Policy have been satisfied;

(m) Certificate(s) of completion for the Improvements as contemplated by the Redeveloper Agreement, issued by the appropriate Governmental Authorities under the Redeveloper Agreement (except that with respect to pads leased to a Tenant that have been delivered to the Tenant and the Borrower has no further construction obligation, Lender may in its discretion and subject to final review of the Redeveloper Agreement waive same).

16. Additional Security.

To the fullest extent permitted by applicable law, Borrower hereby assigns to Lender as additional security for the payment of the Debt and the observance and performance by Borrower of the terms, covenants and provisions of the Loan Documents:

(a) all right, title and interest which Borrower may now have or may hereafter acquire in and to the Permits and Licenses (as hereinafter defined), to the extent assignable;

(b) all right, title and interest which Borrower may now have or may hereafter acquire in and to the Redeveloper Agreement, the Architect's Contract, the Construction Management Agreement, the Major Subcontracts, the Other Subcontracts, and the Plans and Specifications.

Borrower shall not without the prior written approval of Lender, modify, amend, cancel or terminate the Redeveloper Agreement, the Architect's Contract the Major Subcontracts or the Construction Management Agreement. Borrower shall furnish Lender with such information regarding the Architect, Construction Manager, or any Major Subcontractor, as Lender may reasonably request and identity of the Architect, Construction Manager, or Major Subcontractors shall be subject to reasonable approval by Lender.

17. Contingency Reserve/Interest Reserve.

(a) Contingency Reserve. A portion of the Loan as set forth in the Budget (the "Loan Contingency Reserve") shall be reserved to cover the payment of contingencies incurred in connection with the construction of the Improvements (including, without limitation, the payment of additional unanticipated costs incurred with respect to particular line items set forth in the Trade Breakdown Schedule and the Schedule of Soft Costs and additional costs incurred in connection with change orders entered into in conformity with the provisions of this Agreement), and shall not be advanced for any other purpose prior to the Completion of the construction of the Improvements pursuant to this Agreement unless consented to by Lender in its reasonable discretion and subject to the provisions of Paragraph 11 herein. All advances from the Loan Contingency Reserve shall be subject to specific prior review and approval in all respects by Lender.

(b) Interest Reserve. A portion of the Loan as set forth in the Budget (the "Loan Interest Reserve") shall be reserved for disbursements to cover the payment of interest as it accrues and becomes due and payable on the Loan to the extent that cash flow generated from the Property (less operating expenses of the Property approved by Lender in its reasonable discretion) is insufficient to pay same. The Loan Interest Reserve shall not be disbursed for any purpose other than the payment of interest on the Loan unless otherwise agreed to the contrary by Lender in its sole and absolute discretion. Notwithstanding that the Loan Interest Reserve may not have been fully advanced, all cash flow generated by the Property (less operating expenses of the Property approved by Lender in its reasonable discretion) shall be remitted directly to Lender on a monthly basis (within 15 days of month end) in payment of any accrued and unpaid interest on the Principal Balance (as defined in the Construction Loan Notes) or any other sums due and owed to Lender, with the balance held as additional collateral for the Loan.

18. Deficiency.

Lender shall not be obligated to make any Advance of the Loan to Borrower if, in the sole opinion of Lender, the balance of the Loan yet to be advanced by Lender pursuant to this Agreement is at any time less (the amount by which it is less being hereinafter referred to as the "Deficiency") than the actual sum, as estimated by Lender, which will be required (x) to Complete the construction of the Improvements in accordance with the Plans and Specifications and this Agreement and to pay all Direct Construction Costs and (y) to cover the payment of all incurred (and unpaid) or reasonably anticipated costs of obtaining permanent financing for the Loan and of leasing the remainder of the Improvements, including, without limitation, brokerage commissions (collectively, the "Completion, Financing and Leasing Amount"). Borrower shall, within thirty (30) days after being notified by Lender that there is or will be a Deficiency, before Lender shall have any obligation to make any further advances under the Loan, either (i) invest in the Improvements in a manner satisfactory to Lender an amount equal to the Deficiency and deliver to Lender evidence satisfactory to Lender of such investment, which investment shall remain invested in the Improvements until the Debt has been paid in full, or (ii) deposit with Lender an amount sufficient to eliminate

the Deficiency. In addition, with respect to any scheduled monthly payment due under the Construction Loan Notes, Borrower shall be obligated to invest in the Improvements or deposit with Lender, in addition to the Completion, Financing and Leasing Amount, an amount equal to the difference, if any between (p) the aggregate amount of all then remaining scheduled monthly interest installments payable under the Construction Loan Notes through the date upon which Lender reasonably anticipates that the actual gross cash flow of the Property will be sufficient to cover all operating expenses of the Property, inclusive of debt service on the Loan, and (q) the then undisbursed amount of the Loan Interest Reserve (taking into account any line item reallocations approved by Lender as provided in this Agreement (the "Debt Service Amount")). The sum (the "Deficiency Deposit") of the Completion, Financing and Leasing Amount and the Debt Service Amount (if any) so deposited (a) shall be held by Lender, as additional Collateral for the Loan, pursuant to a security agreement between Borrower and Lender, (b) shall be disbursed by Lender to Borrower upon satisfaction of the terms and conditions applicable to the making of Advances hereunder (but shall not be deemed an Advance of the proceeds of the Loan) prior to any further Advances of Loan proceeds, (c) shall be applied by Borrower to cover the payment of Direct Construction Costs or Soft Costs, as approved by Lender, and (d) until so disbursed shall be held by Lender in a non-interest bearing special account. If an Event of Default shall occur and be continuing, Lender, in addition to all other rights which it may have, shall have the absolute and unconditional right in its discretion to apply the undisbursed balance of any Deficiency Deposit, in whole or in part, to the payment of the Debt in such order, priority and proportion as Lender in its sole and absolute discretion may deem appropriate.

19. Specific Additional Covenants of Borrower.

Borrower shall comply with each of the following terms and conditions:

(a) Certificates of Occupancy. Borrower shall obtain and furnish to Lender by the Completion Date, the originals or copies of all temporary or permanent certificates of occupancy (or their local equivalent) and all other certificates, licenses, consents and other approvals of the Governmental Authorities (including but not limited to certificate(s) of completion under the Redevelopment Agreement) which are required for the use and occupancy of the Improvements by Borrower and further provided however that the requirement for a certificate of occupancy shall be waived with respect to a pad leased to a Tenant wherein the Borrower has delivered the pad to the Tenant in accordance with the terms of its Lease and the Tenant has accepted such delivery, the Borrower has no further construction obligation with respect thereto, and it is the obligation of the Tenant to obtain a certificate of occupancy. In no event shall Lender be required to make the last Advance of the Loan pursuant to this Agreement until all such certificates, licenses, consents and approvals have been obtained and delivered to Lender, except as otherwise expressly provided in Paragraph 15(a).

(b) Additional Information. Borrower shall furnish to Lender from time to time upon reasonable prior request (i) the names of all persons with whom Borrower or the Construction Manager has contracted or intends to contract for the construction of the Improvements or the furnishing of labor or materials in connection

therewith, (ii) a list of all unpaid bills for labor and materials with respect to construction of the Improvements, (iii) budgets of Borrower and revisions thereof showing estimated Direct Construction, Soft Costs and other costs and expenses incurred in connection with the construction of the Improvements and any other costs and expenses relating to the Property, (iv) lien waivers, receipted bills or other evidences of payment of all Direct Construction Costs, Soft Costs and other costs and expenses incurred in connection with the construction of the Improvements and any other costs and expenses relating to the Property and (vii) such other information relating to Borrower, or, to the extent in Borrower's possession or reasonably accessible by Borrower, information relating to the Property, the Loan, the construction of the Improvements or any collateral for the Loan or other source of repayment of the Loan, as Lender may reasonably request.

(c) Casualty. Notwithstanding any provision to the contrary contained in the Construction Loan Mortgage, if the Improvements are partially or totally damaged or destroyed by fire or other casualty, Borrower shall, subject to the provisions of the Mortgage proceed immediately with the repair and restoration thereof and shall diligently prosecute the work of repair and restoration to completion.

(d) Payment of Costs of the Improvement. Borrower shall pay when due all Direct Construction Costs, Soft Costs and other costs and expenses incurred by Borrower in connection with the construction of the Improvements or any repair and restoration of the Improvements pursuant to the provisions of this Paragraph hereinabove set forth.

(e) Payment of Fees and Expenses. Borrower shall pay all fees and charges incurred in the procuring and making of the Loan, including, without limitation, reasonable attorneys' fees incurred by Lender, fees of Construction Consultant, appraisal fees, and fees and expenses relating to examination of title, title insurance premiums, surveys, and mortgage recording, documentary, transfer or other similar taxes and revenue stamps.

(f) Brokerage Fee Indemnity. Lender shall not be required to pay any brokerage fees or commissions arising from the making of the Loan (provided Borrower may pay same with proceeds of the Loan to the extent provided in the Schedule of Soft Costs), and Borrower agrees to defend, indemnify and hold Lender harmless from and against any and all such claims in connection therewith.

(g) Non-Assignment of Agreement. Borrower shall not assign this Agreement or the moneys to be advanced and disbursed hereunder or, except as expressly provided to the contrary in Article 8 of the Construction Loan Mortgage, convey, assign, pledge, encumber or mortgage (except for the Construction Loan Mortgage) any part of the Property, without the prior consent of Lender in each case, but if Borrower does any of the foregoing, Lender may, in its discretion, continue to make Advances of the Loan to Borrower or to those who succeed to the interest of Borrower in the Property pursuant to the terms of this Agreement, and all sums so advanced shall be deemed to be Advances made in pursuance and not in modification hereof and shall be evidenced and secured by the Construction Loan Notes and the Construction Loan Mortgage.

(h) Redeveloper Agreement. Borrower will fully and faithfully comply with all of the terms and provisions of the Redeveloper Agreement

20. Prepayment.

Borrower shall prepay the Loan only in strict accordance with the express terms and conditions of the Construction Loan Notes including, without limitation, payment of the Deferred Financing Fee.

21. Events of Default.

The term "Event of Default" as used herein shall mean the occurrence or happening, at any time and from time to time, of any one or more of the following:

(a) if, for more than thirty (30) days after receipt of written notice from Lender, Borrower shall continue to be in default under any term, covenant or condition of this Agreement; provided, however, that if the cure of any such default cannot reasonably be effected within such thirty (30) day period and Borrower shall have promptly and diligently commenced to cure such default within such thirty (30) day period, then the period to cure shall be deemed extended for up to an additional sixty (60) days (for a total of ninety (90) days from the notice of default) so long as Borrower diligently and continuously proceeds to cure such default to Lender's satisfaction; or

(b) if Borrower shall fail within 9 months from the date hereof to (i) acquire the OutParcel, or (ii) commence construction of the Improvements; or

(c) if an Event of Default (as defined in the Mortgage) occurs under the Mortgage.

Upon the occurrence of an Event of Default, Lender (i) may, at its option and in its sole and absolute discretion, declare the Debt immediately due and payable, and (ii) may pursue any and all remedies provided for in the Loan Documents, or otherwise available. Upon the occurrence of a Default Condition, Lender may, at its option and in its sole and absolute discretion, cease to make Advances of the Loan.

22. Other Remedies.

Upon the occurrence of an Event of Default, whether or not the Debt shall be or shall have been declared due and payable or Lender shall have instituted any foreclosure or other action for the enforcement of the Loan Documents, Lender may, in addition to any other remedies which Lender may have under the Loan Documents and in Lender's sole and absolute discretion, (a) enter upon the Premises and complete the Improvements in accordance with the Plans and Specifications with such changes therein as Lender may deem appropriate in its sole and absolute discretion and employ watchmen to protect the Improvements, all at the risk, cost and expense of Borrower, (b) at any time discontinue any work commenced in respect of the Improvements or change any course of action undertaken by it and not bound by any limitations or requirements of time whether set forth herein or otherwise, (c) assume any construction contract made by Borrower in any

way relating to the Improvements and take over and use all or any part of the labor, materials, equipment, furniture, fixtures and articles of personal property contracted for by Borrower, whether or not previously incorporated into the Improvements, (d) in connection with any construction of the Improvements undertaken by Lender pursuant to the provisions of this paragraph, (1) engage builders, contractors, architects, engineers and others for the purpose of furnishing labor, materials, equipment, furniture, fixtures and articles of personal property in connection with the construction of the Improvements, (2) pay, settle or compromise all bills or claims which may become liens against the Property, or any portion thereof, or which have been or may be incurred in any manner in connection with completing the construction of the Improvements, and irrespective of whether any of the same have been incurred by Borrower, Lender or any other person or party, (3) pay all sums and take all action necessary to effect the discharge of liens or encumbrances on, or to effect the cure of defects in, the title of the Property, or any portion thereof, and irrespective of whether any of the same have been caused by any act or omission of Borrower, Lender or any other person or party, and (4) take or refrain from taking such action hereunder as Lender may from time to time determine in its sole and absolute discretion. Borrower shall be liable to Lender for all sums paid or incurred by Lender to construct and equip the Improvements whether the same shall be paid or incurred pursuant to the provisions of this paragraph or otherwise, and all payments made or liabilities incurred by Lender hereunder of any kind whatsoever shall be paid by Borrower to Lender upon demand, with interest thereon (calculated for the actual number of days elapsed on the basis of a 360-day year) at a rate per annum equal to the lesser of (i) 5% in excess of the Applicable Rate (as defined in the Construction Loan Note), or (ii) the maximum rate of interest, if any, which may be charged or collected from Borrower under applicable law, from the date of payment by Lender to the date of payment to Lender, which sums and interest shall be secured by the Construction Loan Mortgage. For the purpose of exercising the rights granted by this Paragraph, Borrower hereby irrevocably constitutes and appoints Lender its true and lawful attorney-in-fact to execute, acknowledge and deliver any instruments and to do and perform any acts in the name and on behalf of Borrower (except that any actions taken with respect to the Redeveloper Agreement shall be subject to the rights of a Recognized Mortgagee under the Redeveloper Agreement).

23. Incorporation of Provisions.

The Construction Loan Notes and the Construction Loan Mortgage are subject to the conditions, stipulations, agreements and covenants contained in this Agreement to the same extent and effect as if fully set forth therein until this Agreement is terminated by the Completion of the Improvements and the payment in full of the Debt.

24. Further Assurances.

Borrower shall promptly on demand of Lender do any act or execute any additional documents reasonably required by Lender to confirm the lien of the Construction Loan Mortgage or to comply with applicable law, including, but not limited to, a note, mortgage, deed of trust and other security documents, or agreements extending or otherwise modifying the Construction Loan Notes and the Construction Loan

Mortgage, agreements executed in connection with Paragraph 45 hereof, and a certificate as to the amount of the Debt in substantially the form approved by Borrower prior to the date hereof.

25. Representations and Warranties.

Borrower represents and warrants to Lender as follows:

(a) The Plans and Specifications are satisfactory to Borrower. The Plans and Specifications have been approved, to the extent required by applicable law or any effective restrictive covenant, by all applicable Governmental Authorities and the beneficiary of any such covenant, respectively. All construction, if any, heretofore performed on the Improvements has been performed within the perimeter of the Premises and substantially in accordance with the Plans and Specifications as approved by the Construction Consultant, and in accordance with any restrictive covenants applicable thereto and such construction has been fully paid for (except for any Retainage under the applicable contractor's agreement and any such construction for which an application for payment has not been submitted to Borrower).

(b) The Improvements and their contemplated use will, upon Completion in accordance with the Plans and Specifications, comply with all applicable zoning resolutions, building codes, environmental and other applicable laws, restrictive covenants and rules and regulations.

(c) Borrower has no knowledge of any notes or notices of violation of Federal law or municipal ordinances or orders or requirements of the state in which the Property is located or any municipal department or other Governmental Authority, other than as set forth in the Title Company's commitment to issue the Title Policy and provided that Borrower shall cure or cause to be cured any such violations prior to or at the closing of the Loan.

(d) The Property is not subject to the burden of or obligations of any management, leasing, operating or development agreement other than the Construction Management Agreement, the Developer Services Agreement and those matters set forth on Schedule A annexed hereto.

(e) All the property and liability insurance covering the Property required by the Loan Documents is in full force and effect. No notice has been received by Borrower from the insurance company which issued any of such policies stating that any of such policies is not in full force and effect, will not be renewed or will be renewed only at a higher premium rate than is presently payable therefor. An original certificate relating to each such insurance policy has been furnished to Lender as of the date hereof, and Borrower shall use good faith efforts to deliver to Lender, as soon as possible following the date of this Agreement, a true and correct copy of each such insurance policy.

(f) Borrower has delivered to Lender all necessary certificates, authorizations, applications, permits (including, without limitation, all required building

permits) licenses, and other authorizations of Governmental Authorities which are required to permit the construction and completion of the Improvements as of the date hereof (the "Permits and Licenses"). Borrower has delivered to Lender evidence of all impact fees, if any, paid or payable in connection with the Premises and Improvements. Borrower shall be required to provide, in connection with the initial advance, the Building Permit, all Other Permits and Licenses, and evidence of payment of impact fees, required or necessary for the construction of the Improvements or otherwise in connection with the performance of the remaining work under the Construction Management Agreement. Attached hereto as Schedule B is a list of all Permits and Licenses issued or to be issued with respect to the Property and the construction of the Improvements. Borrower shall keep all such Permits and Licenses in full force and effect. Borrower has no actual knowledge that any material default has occurred in the due observance of any condition to any Permit and License relating to the Property as of the date hereof.

(g) Borrower is duly qualified to do business in the State in which the Property is located.

(h) Borrower (and the undersigned representatives of Borrower) has the full power and authority to execute and deliver this Agreement and the other Loan Documents, and the same constitute the binding and enforceable obligations of Borrower in accordance with their respective terms.

(i) The execution and delivery of this Agreement and the other Loan Documents by Borrower and the consummation of the transactions contemplated thereby does not (i) violate, or result with notice or the passage of time in a violation of, or, result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, any mortgage, lien, lease, agreement, license, loan agreement, indenture or other instrument or document to which Borrower is a party or by which Borrower is bound; (ii) result in the creation of any encumbrance (other than the liens and other encumbrances created by this Agreement and the Loan Documents) upon any property or assets of Borrower, including, without limitation, the Property, or the loss of any license or other contractual right of Borrower; or (iii) violate or conflict with any law, order, rule, regulation, judgment or decree or other restriction of any kind or character to or by which Borrower is subject or bound.

(j) No consent of, waiver by, notice to, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or other third parties is required in connection with the execution and delivery of the Loan Documents by Borrower and the consummation by Borrower of the transactions contemplated thereby.

(k) The financial statements of Borrower and the Guarantor delivered to Lender for its review have been prepared in accordance with generally accepted accounting principles and are true, complete and accurate, and fairly present, in all material respects, the assets, liabilities, financial condition and results of operations of Borrower and the Guarantor for the periods referred to therein. Borrower represents and

warrants as of the date of this Agreement that there has not occurred any event, fact, condition or contingency that has had, or will reasonably be expected to have, a material adverse effect on Borrower as reflected in the financial statements with respect to Borrower previously delivered to Lender.

(l) Except as reflected on the financial statements, Borrower was not subject to any material liability, whether absolute, contingent, accrued or otherwise, that would be required to be included on a balance sheet prepared in accordance with generally accepted accounting principles or in the notes thereto. Since the date of the last financial statement submitted to Lender, Borrower has not incurred any liability, whether absolute, contingent, accrued or otherwise other than the borrowing contemplated hereunder.

26. Construction of Agreement.

The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of such paragraphs and shall not be given any consideration in the construction of this Agreement.

27. Trust Fund.

Borrower shall receive the Advances of the Loan to be made under this Agreement and shall hold the right to receive such Advances of the Loan as a trust fund to be applied first for the purpose of paying the cost of the improvements, and Borrower shall apply the same to the payment of the cost of improvements.

28. Parties Bound, etc.

The provisions of this Agreement shall be binding upon and inure to the benefit of Borrower, Lender and their respective successors and assigns (except as otherwise prohibited by this Agreement).

29. Waivers.

Lender may at any time and from time to time waive any one or more of the conditions contained herein, but any such waiver shall be deemed to be made in pursuance hereof and not in modification thereof, and any such waiver in any instance or under any particular circumstance shall not be effective unless in writing and shall not be considered a waiver of such condition in any other instance or any other circumstance.

30. Governing Law.

The terms of this Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New Jersey, without giving effect to such State's principles of conflict of laws.

31. Submission to Jurisdiction.

Each of Borrower and Lender agrees to submit to personal jurisdiction in the State of New Jersey in any action or proceeding arising out of this Agreement or any of the other Loan Documents and, in furtherance of such agreement, each of Borrower and Lender hereby agrees and consents that without limiting other methods of obtaining jurisdiction, personal jurisdiction over such party in any such action or proceeding may be obtained within or without the jurisdiction of any court located in New Jersey and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon such party by registered or certified mail to or by personal service at such party's last known address, whether such address be within or without the jurisdiction of any such court. Each of Borrower and Lender also agrees that the venue of any litigation arising in connection with the Debt or in respect of any obligations of such party under the Construction Loan Notes, the Construction Loan Mortgage or any of the other Loan Documents shall, to the extent permitted by law, be in the county where the Premises is located.

32. Waiver of Jury Trial.

EACH OF BORROWER AND LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, CASE, PROCEEDING, SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH, OUT OF OR OTHERWISE RELATING TO THE LOAN, THIS AGREEMENT, THE CONSTRUCTION LOAN NOTES, THE CONSTRUCTION LOAN MORTGAGE OR THE OTHER LOAN DOCUMENTS.

33. Severability.

If any term, covenant or provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such term, covenant or provision.

34. Notices.

Any notice, request, demand, statement, authorization, approval, consent or acceptance made hereunder shall be in writing and shall be hand delivered or sent by Federal Express or other reputable national overnight courier service, or by postage prepaid registered or certified mail, return receipt requested, and shall be deemed given (i) when received at the following addresses if hand delivered, or if sent by Federal Express or other reputable national overnight courier service and (ii) three (3) Business Days after being postmarked and addressed as follows if sent by registered or certified mail, return receipt requested:

If to Lender:

Capmark Bank
100 South Wacker Drive
Suite 400
Chicago, Illinois 60606
Attention: Todd Paradis, SeniorVice President

And to:

Paramount Community Development Fund, LLC
c/o Capmark Capital, Inc.
1801 California Street, Suite 3700
Denver, Colorado 80202
Attention: Craig Dale

And to:

Urban Development Fund II, LLC
c/o Capmark Capital Inc.
1801 California Street, Suite 3700
Denver, CO 80202
Attn: Patrick Vahey

With a copy to:

Capmark Finance Inc.
200 Witmer Road
Horsham, Pennsylvania 19044
Attn: Servicing Accounting - Manager

With a copy to:

Emmet, Marvin & Martin, LLP
120 Broadway
New York, New York 10271
Attention: John P. Uehlinger, Esq.

If to Borrower:

DVL Kearny Holdings, LLC
c/o DVL Inc.
70 East 55th Street
New York, New York 10022

With a copy to:

Hill Wallack LLP
202 Carnegie Center
Princeton, NJ 08543-5226
Attention: L. Stephen Pastor, Esq.

Each party may designate a change of address by notice to the other party, given at least fifteen (15) days before such change of address is to become effective.

35. Fees and Expenses.

Borrower shall pay all recording and filing fees, transfer taxes, title insurance premiums, escrow and other title company charges, reasonable attorneys' fees of outside counsel and costs (whether of in-house or outside counsel) of Lender, Lender's reasonable travel fees, appraisal and survey fees, environmental engineer and consultant fees, consulting architect fees, fees of other engineers and consultants, if any, insurance costs and all other third-party expenses incurred by Lender in connection with the Loan. In addition, Borrower shall pay to Lender, upon demand, all expenses incurred by Lender in connection with the collection of the Debt after an Event of Default, the enforcement of the Loan Documents, and in curing any defaults under the Loan Documents (including, without limitation, reasonable attorneys' fees), with interest thereon at the Default Rate.

36. Sign.

At the request of Lender, Borrower shall, subject to applicable ordinances pertaining to the Property and the Redeveloper Agreement, place a sign on the Premises reciting, among other things, the source of construction financing for the Improvements, which sign shall be provided at the expense of Borrower and shall remain in place until the Completion of construction of the Improvements. The location and size of the sign shall be subject to Borrower's reasonable discretion.

37. Property Management.

Unless otherwise consented to by Lender in its sole and absolute discretion, the Property shall at all times during the term of the Loan be developed, operated, managed and leased by Borrower.

38. Modification.

This Agreement may not be modified, amended or terminated, except by an agreement in writing executed by the parties hereto. Borrower acknowledges that this Agreement and the other Loan Documents set forth the entire agreement and understanding of Lender and Borrower with respect to the Loan and that no oral or other agreements, understandings, representations or warranties exist with respect to the Loan other than those set forth in this Agreement and the other Loan Documents.

39. Extension Options.

Borrower shall have the one-time right, upon notice to Lender given not later than January 1, 2010, to extend the Maturity Date twelve (12) months from the Construction Loan Maturity Date to the Extended Maturity Date, provided that (i) Completion of the Improvements (as set forth in Paragraphs 6 and 15 hereof) has occurred in accordance with the provisions of this Agreement, (ii) no default shall exist and be continuing beyond applicable notice and/or cure periods, if any, under the Loan Documents or under any other loan made by Lender to (x) Borrower or (y) any entity in which Borrower, DVL Inc, Alan Casnoff or Lawrence Cohen have an ownership interest in or are otherwise affiliated either directly or indirectly (including, without limitation, any default with respect to Borrower's obligations under the provisions of Paragraph 18 of this Agreement with respect to a Deficiency), (iii) Borrower shall have paid to Lender, in immediately available funds, a non-refundable fee (the "Extension Fee") in an amount equal to 0.25% of the aggregate maximum committed principal amounts of the Loan, whether or not funded, which Extension Fee shall be deemed earned in full by Lender upon receipt, (iv) the Property is at least 75% leased pursuant to Permitted Leases, and (v) Borrower shall pay, upon demand, all costs and expenses of Lender incurred in connection with such extension, including, but not limited to, reasonable attorneys' fees, recording charges and title premiums, if any. For purposes of this Paragraph 39, the term "control" with respect to a specified person or entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the specified person or entity, whether through the ownership of voting stock, by contract or otherwise.

40. Right of First Offer for Permanent Financing.

Prior to seeking, making application for, or entering into discussions or negotiations with any party relating to any type of permanent loan financing, relating to the Property (each, a "Permanent Financing"), Borrower shall first provided to Lender a written notice declaring its intention to do so (a "Permanent Financing Request"). During the succeeding sixty (60) day period (the "Exclusive Period"), Lender shall have the exclusive right to enter into discussions and negotiations with its affiliates and Borrower, or any parties acting or authorized to act on its behalf, concerning Permanent Financing relating to the Property, and during the Exclusive Period, Borrower shall not seek, make application for, or enter into discussions or negotiations relating to Permanent Financing to be provided by any other party. On or before the expiration of the Exclusive Period, any of Lender and such affiliates of Lender shall, if they so elect, provide to Lender a written proposal for Permanent Financing, containing such terms and conditions as Lender (or such affiliate) shall in its sole discretion may elect to include. If Borrower accepts the proposal of Permanent Financing upon the terms set forth in any such written proposal, Borrower and Lender (and any such affiliate) shall cooperate and shall diligently pursue the closing of such Permanent Financing in accordance with Lender's (or such affiliate's) customary closing requirements and timetables. In the event that Borrower elects not to accept Lender's (or any such affiliate's) proposal for Permanent Financing upon the terms set forth in such proposal or upon such terms as may be subsequently negotiated, Borrower may seek, make application for, and/or enter into

discussions or negotiations with other parties with respect to Permanent Financing for the Property. Notwithstanding any provision to the contrary contained herein, in the event that Borrower does not arrange for and close, within the ninety (90) day period immediately following the expiration of the Exclusive Period, Permanent Financing for the Property from a party other than Lender or such affiliate, then the permission granted, pursuant to this paragraph, to Borrower to seek, make application for, and enter into discussions or negotiations with other parties for Permanent Financing for the Property shall be rescinded and terminated, effective upon such ninetieth (90th) day, and if Borrower at any time thereafter intends to seek Permanent Financing for the Property, Borrower shall provide to Lender a new Permanent Financing Request, and the provisions set forth in this paragraph relating to the Exclusive Period, responses and other matters shall continue to govern with respect to such Permanent Financing Request and subsequent Permanent Financing Requests.

41. Counterparts.

This agreement may be executed in one or more counterparts by some or all of the parties hereto, each of which counterparts shall constitute a single agreement.

42. Guarantor's Net Worth and Liquidity.

As of the date hereof and at all times hereafter, the Guarantor shall maintain Liquidity of not less than $3,000,000 and a Net Worth of not less than $18,500,000.

43. Intentionally Omitted.

44. Indemnification.

Borrower reaffirms Article 13 of the Construction Loan Mortgage, the terms of which are incorporated herein. This provision shall survive any foreclosure or termination of the Construction Loan Mortgage.

45. Syndication of Loan/Participation/Secondary Market.

Borrower reaffirms Article 18 of the Construction Loan Mortgage, the terms of which are incorporated herein. Borrower agrees to assist and cooperate with Lender in any sale of all or a portion of the Loan, or Participation or Securitization (as those terms are defined in the Construction Loan Mortgage), including the execution of documentation or amendments to the Loan Documents. Borrower shall not be obligated to execute any documentation or amendment of the Loan Documents that would change the economics of the terms of the Loan or cause materially significant increases in Borrower's obligations or reductions in Borrower's rights under the Loan Documents.

46. NMTC Compliance.

Borrower acknowledges that the Loan is intended to constitute a QLICI and that, for such purpose, Borrower must be and remain a QALICB.

47. New Markets Tax Credit Representations and Warranties.

As a material inducement to Lender to make the Loan, Borrower hereby represents and warrants to Lender that, as of the date hereof:

(i) the Project is located at 160 Passaic Avenue, Kearny, New Jersey which according to the CDFI Fund NMTC Online Geocoder Report dated August 7, 2007 is located within census tract number 34017013300.

(ii) with respect to any taxable year, at least fifty percent (50%) of the use of the tangible property of Borrower (whether owned or leased) is within census tract number 34017013300, which percentage shall be determined utilizing the methodology set out in Treasury Regulations Section 1.45D-1(d)(4)(i)(B); provided, however, that for any taxable year in which Borrower has no employees, at least eighty-five percent (85%) of the use of the tangible property of Borrower (whether owned or leased) will be within census tract number 34017013300;

(iii) if the Borrower, or any Affiliate of the Borrower that is primarily engaged in providing services to Borrower, has one or more employees, then not less than forty percent (40%) of the services performed for Borrower and such affiliate(s) are performed at the Project or otherwise performed in census tract number 34017013300 or one or more other Low-Income Communities, which percentage shall be determined utilizing the methodology set out in Treasury Regulations Section 1.45D-1(d)(4)(i)(C). Borrower has provided to Lender a true, correct, and complete list of such employees that includes a description of where their services are performed;

(iv) less than five percent (5%) of the average of the unadjusted bases of the property of Borrower is attributable to collectibles (as defined in Section 408(m)(2) of the Code, and which includes any work of art, any rug or antique, any metal or gem, any stamp or coin, or any alcoholic beverage), other than collectibles that are held primarily for sale to customers in the ordinary course of business. Borrower has provided to Lender a true, correct, and complete listing of any collectibles Borrower owns, including therein the unadjusted basis of such property;

(v) less than five percent (5%) of the average of the unadjusted bases of the property of Borrower is attributable to nonqualified financial property (as defined in Treasury Regulations Section 1.45D-1(d)(4)(i)(E), and which includes debt, stock, partnership interests, options, futures contracts, forward contracts, warrants, notional principal contracts, annuities and other similar property). Borrower has provided to Lender a true, correct, and complete listing of any non-qualified financial property Borrower owns, including therein the unadjusted basis of such property;

(vi) no part of Borrower's business activities includes the rental to others of residential rental property (which is defined in Section 168(e)(2)(A) of the Code as property where eighty percent (80%) or more of the gross rental income from such property is derived from the rental of dwelling units). No part of the business activities of any tenant or subtenant of the Project (A) includes the rental to others of residential rental property, or (B) consists of the operation of any: (1) private or commercial golf course, (2) country club, (3) massage parlor, hot tub facility, or suntan facility, (4) race track or other facility used for gambling, or (5) store the principal business of which is the sale of alcoholic beverages for consumption off premises;

(vii) no part of the business activities of the Borrower consists of the operation of any: (A) private or commercial golf course, (B) country club, (C) massage parlor, hot tub facility, or suntan facility, (D) race track or other facility used for gambling, or (E) store the principal business of which is the sale of alcoholic beverages for consumption off premises;

(viii) the trade or business of the Borrower does not include the development or holding of intangibles for sale or license;

(ix) farming (within the meaning of Section 2032A(e)(5)(A) or (B) of the Code) is not an activity of the Borrower;

(x) Borrower has no information or knowledge tending to indicate that it might not satisfy all of the requirements of a QALICB;

(xi) Borrower has fully and accurately stated in writing to Lender the nature of Borrower's business and of the goods or services provided, Borrower's primary sources of revenue, and Borrower's primary expenditures. Borrower has no present plans or intentions to change the nature of, or manner in which it conduct, its business in any way that would cause to be untrue any of the representations, warranties to covenants set out in this Paragraph 47;

(xii) Borrower shall not discontinue conducting business, shall not materially change the nature of its business, and shall not materially change the manner in which its business activities are conducted, other than changes in the nature of its business or the manner in which it conducts its business that do not cause the Loan to cease to constitute a QLICI (as determined by Lender in its good faith judgment and based upon the advice of counsel) and which are otherwise permitted hereunder;

(xiii) no portion of the Property constitutes a "qualified low-income building" under Section 42 of the Code;

(xiv) upon request, Borrower will certify in writing to Lender that it remains in compliance with the provisions of this Paragraph 47, including in such certification the current percentages or ratios under the above paragraphs that are applicable to Borrower at such time;

(xv) neither Borrower nor any affiliate nor its principals is presently debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from participation in this transaction by any Federal department or agency, as such terms are defined in Executive Order 12549, nor is any such action pending or proposed. Borrower shall, simultaneously with execution and delivery of this Agreement, execute and deliver to Lender the certification attached hereto as Exhibit K (the "NMTC Certification") to further evidence this representation and warranty;

(xvi) there have been no irregularities or illegal acts that would have a material effect on the matter described in this Paragraph 47, there has been no fraud involving management or employees who have significant roles in the internal control structure of Borrower; fraud involving other employees that could have a material effect on the matter described in this Paragraph 47; or communications from the CDFI Fund or other regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices that could have a material effect on the matter described in this Paragraph 47; and

(xvii) Borrower is a limited liability company disregarded as separate from any other entity for federal income tax purposes.

48. New Markets Tax Credit Covenants.

As a material inducement to Lender to make the Loan, Borrower hereby covenants and certifies to Lender that, so long as any portion of the Loan remains unpaid and outstanding:

(i) with respect to any taxable year, at least fifty percent (50%) of the use of the tangible property of Borrower (whether owned or leased) will be within census tract number 34017013300, which percentage shall be determined utilizing the methodology set out in Treasury Regulations Section 1.45D-1(d)(4)(i)(B); provided, however, that for any taxable year in which Borrower has no employees, at least eighty-five percent (85%) of the use of the tangible property of Borrower (whether owned or leased) will be within census tract number 34017013300;

(ii) if the Borrower, or any Affiliate of the Borrower that is primarily engaged in providing services to Borrower, has one or more employees, then not less than forty percent (40%) of the services performed for Borrower and such affiliate(s) will be performed at the Project or otherwise performed in one or more other Low-Income Communities, which percentage shall be determined utilizing the methodology set out in Treasury Regulations Section 1.45D-1(d)(4)(i)(C). Borrower will provide to Lender a true, correct, and complete list of such employees that includes a description of where their services are performed;

(iii) less than five percent (5%) of the average of the unadjusted bases of the property of Borrower will be attributable to collectibles (as defined in

Section 408(m)(2) of the Code, and which includes any work of art, any rug or antique, any metal or gem, any stamp or coin, or any alcoholic beverage), other than collectibles that are held primarily for sale to customers in the ordinary course of business. Borrower will provide to Lender a true, correct, and complete listing of any collectibles Borrower owns, including therein the unadjusted basis of such property;

(iv) less than five percent (5%) of the average of the unadjusted bases of the property of Borrower will be attributable to nonqualified financial property (as defined in Treasury Regulations Section 1.45D-1(d)(4)(i)(E), and which includes debt, stock, partnership interests, options, futures contracts, forward contracts, warrants, notional principal contracts, annuities and other similar property). Borrower will provide to Lender a true, correct, and complete listing of any non-qualified financial property Borrower owns, including therein the unadjusted basis of such property;

(v) Borrower will generate revenues within three (3) years after the date hereof;

(vi) no part of Borrower's business activities will include the rental to others of residential rental property (which is defined in Section 168(e)(2)(A) of the Code as property where eighty percent (80%) or more of the gross rental income from such property is derived from the rental of dwelling units). No part of the business activities of any tenant or subtenant of the Project will (A) include the rental to others of residential rental property, or (B) consist of the operation of any: (1) private or commercial golf course, (2) country club, (3) massage parlor, hot tub facility, or suntan facility, (4) race track or other facility used for gambling, or (5) store the principal business of which is the sale of alcoholic beverages for consumption off premises;

(vii) no part of the business activities of the Borrower will consist of the operation of any: (A) private or commercial golf course, (B) country club, (C) massage parlor, hot tub facility, or suntan facility, (D) race track or other facility used for gambling, or (E) store the principal business of which is the sale of alcoholic beverages for consumption off premises;

(viii) the trade or business of the Borrower will not include the development or holding of intangibles for sale or license;

(ix) farming (within the meaning of Section 2032A(e)(5)(A) or (B) of the Code) will not be an activity of the Borrower;

(x) Borrower shall not discontinue conducting business, shall not materially change the nature of its business, and shall not materially change the manner in which its business activities are conducted, other than changes in the nature of its business or the manner in which it conducts its business that do not cause the Loan to cease to constitute a QLICI (as determined by Lender in its

good faith judgment and based upon the advice of counsel) and which are otherwise permitted hereunder;

(xi) no portion of the Property will constitute a "qualified low-income building" under Section 42 of the Code;

(xii) upon request, Borrower will certify in writing to Lender that it remains in compliance with the provisions of this Paragraph 48, including in such certification the current percentages or ratios under the above paragraphs that are applicable to Borrower at such time;

(xiii) Borrower will supply all data, reports or statements reasonably required by the Lender for purposes of (A) satisfying the reporting requirements imposed upon Lender by the CDFI Fund; (B) monitoring compliance with Section 45D of the Code; and (C) measuring the community benefit of the Borrower's activities. In connection therewith, Borrower shall maintain records of:

(1) if applicable, the activities and services performed by employees and the administration of their employment (including where their services are performed and, in instances where such employees also perform services for persons or entities other than Borrower, the allocation of their time between Borrower and any such other person or entity) that are sufficient to establish compliance with the requirements of Paragraph 48(a)(iii) above;

(2) the average values and locations of its tangible personal property that are sufficient to establish compliance with the requirements of Paragraph 48 (a)(ii) above; and

(3) the unadjusted bases of its property generally and in particular, any collectibles and any nonqualified financial property it may own, that are sufficient to establish compliance with the requirements of Paragraph 48 (a)(iv) and Paragraph 48(a)(v) above;

Borrower shall make all such records available to Lender for inspection and copying from time to time (at Borrower's expense) as Lender may request;

(xiv) The Borrower shall maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person; shall not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person; and shall file its own tax returns as required under federal and state; and

(xv) As of the date hereof and at all times thereafter during the term of the Loan, the following shall be true and correct: the Borrower shall maintain a complete and separate set of books and records for the its ownership and operation of the Project, which books and records shall be separately maintained

on a real-time basis. Such books and records shall include, without limitation, books of original entry, ledger accounts (both general and subsidiary), and financial statements (including balance sheets, income statements, statements of cash flow, and trial balances). For this purpose, the books of original entry shall include cash receipts and disbursements journal where each receipt and each disbursement is recorded, in the case the cash receipts and disbursements method of accounting is employed, or a journal to record sales (accounts receivable) and journal to record expenses incurred (accounts payable), in the case the accrual method of accounting is employed; and the ledger accounts shall chronicle the impact during an accounting period of the specific transactions recorded in the journal for that period upon the various items shown on the balance sheet of the Borrower (i.e., assets, liabilities, and owner's equity or capital accounts) and income statement (i.e., revenues and expenses). The Borrower shall produce financial statements for the Project for each fiscal quarter other than the last fiscal quarter of each fiscal year, and the Borrower shall produce financial statements for the Project for each fiscal year. The Borrower shall hold title to all of its assets in connection with the Project solely in its own name, shall maintain separate bank accounts for the Project solely in its own name, and shall not commingle the assets of the Project with any Person. The Borrower's assets in connection with the Project shall not be listed as assets on the books and records of any other Person, except to the extent that such assets are consolidated with another Person's assets for financial reporting purposes, which shall not relieve the Borrower of its obligation to maintain a complete and separate set of books and records for the Project. The Borrower shall not possess or use assets of any other Person, and the Borrower shall not permit any other Person to possess or use its assets, unless in either case such assets are rented, leased, or otherwise provided for use on an arms-length basis pursuant to a lease or services agreement or similar agreement with such Person. Any services performed for or on behalf of Borrower by employees of any other Person (including any affiliate of Borrower) shall be performed on an arms-length basis pursuant to a services agreement or similar agreement with such Person. The Borrower shall use all of the proceeds of the Loan in the Project, and the Borrower's books and records shall be maintained in such a manner that such Loan proceeds can be traced to the Project.

(xvi) Borrower will remain a limited liability company disregarded as separate from any other entity for federal income tax purposes.

49. Acknowledgments.

(a) Without limiting any other rights or remedies of Lender, Borrower acknowledges and agrees that (a) Lender has agreed to enter into and make the Loan based in substantial part on Lender's determination (based on the representations, warranties, and covenants of Borrower herein) that such Loan constitutes and will continue to constitute a QLICI under Section 45D of the Code, (b) the failure of such loan to constitute a QLICI, as well as the failure of Borrower to provide the certifications and other information that Lender may require in order to confirm and report that the loan

constitutes a QLICI, will have a material, adverse effect on Lender, and (c) accordingly, in the event that any Event of Default shall arise as a result of a breach, violation, or failure to comply with any of the representation, warranties or covenants set forth in Paragraphs 47 or 48 above, such Event of Default shall be material and shall entitle Lender to exercise any and all remedies available under this Agreement on account of such Event of Default.

(b) In connection with the issuance of an opinion letter to be delivered by Counsel to Lender (and others), the Borrower hereby acknowledges and agrees that Counsel may rely on the representations, warranties and covenants contained in Paragraphs 47 and 48 above.

50. Publicity.

Except to the extent required by applicable law, the Borrower, Guarantor, and any affiliate thereof, agree that it shall not publicize, promote or otherwise publicly disclose information regarding the financial terms and conditions, including the incorporation of New Markets Tax Credits, of the Loan, this Loan Agreement, or the other Loan Documents or the identity of Lender, or publicly disburse any information obtained in connection with any delivery to be made pursuant to the terms of the Loan Agreement or the other Loan Documents, without first obtaining the consent of the Lender.

51. Funding and Disposition of Projects Costs Holdback

Lender reserves the right at any time, from and after the date of this Agreement, to elect to fund all or any portion of Ten Million Four Hundred Twenty Six Thousand and No/100 Dollars ($10,426,000) (the "Project Costs Holdback") into the Project Costs Holdback Account on the following terms and conditions:

(a) Funding of the Project Costs Holdback Account shall occur at any time following one (1) Business Day after the Lender provides the Borrower with notice of such funding, and shall constitute an Advance and shall accrue interest at the rate or rates stated in Paragraph 51(c), below.

(b) The Project Costs Holdback Account shall be held by Capmark Bank, a Utah industrial bank, or by such other depository as Lender shall direct. Such Project Costs Holdback Account shall be in the name of the Borrower using the taxpayer identification number of the Borrower, and any interest earned on such account shall be and become part of the Project Costs Holdback Account, for the benefit of Borrower.

(c) Any advance of the Project Costs Holdback made by Lender to the Project Costs Holdback Account shall accrue interest in an amount equal to the rate earned on the funds held in the Project Costs Holdback Account. Any such interest earned on the Project Costs Holdback shall be applied by Lender to the payment of interest then due on the Project Costs Holdback. Any Advance made by Lender to Borrower of the Project Costs Holdback held in the Project Costs Holdback Account (the "Project Costs Holdback Advance"), shall be conditioned upon all of the terms and conditions set forth in Paragraphs 11, 12, 13, 14, and 15 hereof, and any other provisions

of the Loan Documents governing the funding or Advance of any proceeds under the Loan. Every Project Costs Holdback Advance shall bear interest at the rate stated in the Note from and after the funding of any Project Costs Holdback Advance from the Project Costs Holdback Account to the Borrower.

(d) Borrower hereby grants to Lender, as secured party, as partial security for performance of this Agreement, a security interest (which shall be a continuing senior security interest) in all of Borrower's right, title and interest in and to the Project Costs Holdback Account, together with all of the proceeds thereof. Perfection of such security interest shall be achieved both by causing the Lender to be a co-account party with the Borrower on such Project Costs Holdback Account and by the provision by the Borrower of: (i) a Deposit Account Control Agreement satisfactory to Lender in form and substance executed by each of the Borrower, Capmark Bank and the Lender substantially similar in form and content to the form Deposit Account Control Agreement attached hereto as Exhibit "L"; (ii) an acknowledgement of the Bank Secrecy Act Notice substantially similar in form and content to the form Bank Secrecy Act Notice attached hereto as Exhibit "M"; and (iii) an executed Trust Account Agreement substantially similar in form and content to the form Escrow Trust Account Agreement attached hereto as Exhibit "N". The Project Costs Holdback Account and the proceeds thereof shall comprise a portion of the collateral securing repayment of the Loan. Upon an Event of Default, or the occurrence of an event which, with the passage or time or the issuance of notice or both would constitute an Event of Default, Borrower shall immediately repay any amounts then reposing in the Project Costs Holdback Account.

(e) Project Costs Holdback Advances to the Borrower are subject to all of the conditions of Paragraphs 11, 12, 13, 14, and 15 hereof of this Agreement. Project Costs Holdback Advances shall only be used for payment of project costs as detailed on the Budget, in the aggregate allocated amounts as determined by Lender.

(f) Any funds remaining in the Project Costs Holdback Account upon completion of the Project shall be immediately repaid to the Lender and applied by Lender as otherwise specified in this Agreement.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, Lender and Borrower have duly executed this Agreement the day and year first above written.

LENDER:

CAPMARK BANK

By: ______________________
Name: DENISE KOPROWSKI
Title: VICE PRESIDENT

PARAMOUNT COMMUNITY DEVELOPMENT FUND LLC, a Delaware limited liability company

By: Paramount New Market Tax Credit Fund, LLC, a Delaware limited liability company, its managing member

By: ______________________
Name: Craig Dale
Title: Vice President

URBAN DEVELOPMENT FUND II, LLC

By: Capmark Capital Inc., formerly known as GMAC Commercial Holding Capital Corp., as authorized signatory and Originator under the Amended and Restated Origination Agreement

By: ______________________
Name:
Title:

IN WITNESS WHEREOF, Lender and Borrower have duly executed this Agreement the day and year first above written.

LENDER:

CAPMARK BANK

By: ____________________________
Name:
Title:

PARAMOUNT COMMUNITY DEVELOPMENT FUND LLC, a Delaware limited liability company

By: Paramount New Market Tax Credit Fund, LLC, a Delaware limited liability company, its managing member

By: ____________________________
Name: Craig Dale
Title: Vice President

URBAN DEVELOPMENT FUND II, LLC

By: Capmark Capital Inc., formerly known as GMAC Commercial Holding Capital Corp., as authorized signatory and Originator under the Amended and Restated Origination Agreement

By: ____________________________
Name: Craig S. Dale
Title: Vice President

BORROWER:

DVL KEARNY HOLDINGS, LLC

By:__________________________

Name:

Title:

EXHIBIT A-1

DESCRIPTION OF THE DEL TOCH PARCELS

BLANKET DESCRIPTION

ALL THAT CERTAIN lot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the Town of Kearny, County of Hudson and State of New Jersey. The legal description is:

BEGINNING at a point in the easterly line of Passaic Avenue being distant 953.87 feet northerly along same from the point of intersection of the said easterly line of Passaic Avenue with the northerly line of Marshall Street;

THENCE (1) along the said easterly line of Passaic Avenue North 19 degrees 44 minutes East 393.92 feet;

THENCE (2) South 64 degrees 31 minutes 45 seconds East 244.63 feet (Survey), 248.32 (deed);

THENCE (3) South 2 degrees 55 minutes 27 seconds East 38.28 feet;

THENCE (4) South 25 degrees 33 minutes 45 seconds West 141.25 feet;

THENCE (5) South 64 degrees 20 minutes East 107.82 feet;

THENCE (6) North 25 degrees 25 minutes 15 seconds East 175.49 feet;

THENCE (7) South 64 degrees 32 minutes 45 seconds East 169.75 feet;

THENCE (8) North 25 degrees 27 minutes 15 seconds East 18.35 feet;

THENCE (9) South 64 degrees 32 minutes 45 seconds East 1.25 feet;

THENCE (10) North 25 degrees 27 minutes 15 seconds East 2.81 feet;

THENCE (11) South 64 degrees 27 minutes 40 seconds East 2.33 feet;

THENCE (12) North 25 degrees 32 minutes 20 seconds East 0.75 feet;

THENCE (13) South 64 degrees 27 minutes 40 seconds East 67.72 feet;

THENCE (14) South 26 degrees 05 minutes West 325.93 feet,

THENCE (15) South 16 degrees 05 minutes West 87.50 feet;

THENCE (16) South 73 degrees 55 minutes East 17.25 feet;

THENCE (17) South 17 degrees 56 minutes 28 seconds West 189.70 feet to a point in the northerly line of lands now or formerly of Kearny Shop Rite;

THENCE (18) North 71 degrees 51 minutes west along same 241.56 feet;

DESCRIPTION SHEET
(continued

THENCE (19) South 18 degrees 09 minutes west 190.51 feet to a point in the northerly line of lands now or formerly of LJP Associates;

THENCE (20) North 71 degrees 51 minutes west along same 357.48 feet to a point in the easterly line of Passaic Avenue;

THENCE (21) North 18 degrees 09 minutes East along the said easterly line of Passaic Avenue 50 feet to the southerly line of lands now or formerly of Ford Motor Company;

THENCE (22) South 71 degrees 51 minutes East along the said southerly line of lands now or formerly of Ford Leasing Development 135.87 feet to a corner of said lands;

THENCE (23) North 18 degrees 05 minutes 10 seconds East along the easterly line of lands now or formerly of Ford Leasing Development 244.85 feet to a corner in said lands;

THENCE (24) South 64 degrees 38 minutes East along southerly line of lands now or formerly of Ford Leasing Development 83.33 feet;

THENCE (25) North 78 degrees 50 minutes 30 seconds East still along same 30.18 feet;

THENCE (26) North 18 degrees 02 minutes 50 seconds East along the easterly line of lands now or formerly of Ford Leasing Development 122.25 feet (Survey), 124.23 (Deed);

THENCE (27) North 64 degrees 36 minutes West along the northerly line of lands now or formerly of Ford Leasing Development 243.39 (Survey), 241.31 (Deed) feet to a point on the easterly side of Passaic Avenue which is the point or place of BEGINNING.

Together with the benefits of and subject to the burdens of a reciprocal easement agreement recorded in Deed Book 3419 page 764 and easements recorded in Deed Book 3470 page 1017.

The above description is based upon a survey made by entitled "ALTA/ACSM Land Title Survey prepared for Block 15 - Lots 7A and 22 situated in Town of Kearny, Hudson County, New Jersey" made by DeMuro Associates, PLS. (James V. DeMuro PE & LS) dated 8/13/07.

For information: The above metes and bounds description contains Block 15 Lot 7A and Lot 22A within its boundaries.

EXHIBIT A-2

DESCRIPTION OF THE OUTPARCEL

That certain parcel of real property being described as Lot 7B in Block 15 of the Town of Kearny, Hudson County, New Jersey, such parcel being further identified on that certain Survey dated August 3, 2007, made by DeMuro Associates, as Lot 7B, N/F Ford Leasing Develop.

EXHIBIT B

Definition of Certain Terms

Advance: The term "Advance" as used in this Agreement shall mean an advance of the Loan from time to time hereunder.

Architect: The term "Architect" as used in this Agreement shall mean Clark Caton Hintz, a professional corporation, having an office at 400 Sullivan Way, Trenton, New Jersey 08628.

Architect's Contract: The term "Architect's Contract" as used in this Agreement shall mean a certain Contract, entered into between Borrower and Architect, together with any and all amendments thereto that are approved in writing by Lender.

Budget: The term "Budget" shall mean the budget attached hereto as Exhibit J, which Budget is composed of the Trade Breakdown Schedule and the Schedule of Soft Costs.

Building Permit: The term "Building Permit" as used in this Agreement shall have the meaning given to such term in Paragraph 13(h) of this Agreement.

Business Day: The term "Business Day" as used in this Agreement shall mean any day on which Lender is open for business in New York, New York.

CDFI Fund: The term "CDFI Fund" as used in this Agreement means the Community Development Financial Institutions Fund of the United States Department of Treasury, or any successor agency charged with oversight responsibility for the New Markets Tax Credit program.

Code: The term "Code" as used in this Agreement means the Internal Revenue Code of 1986, as amended, and any corresponding provision or provisions of prior or succeeding law.

Complete: The term "Complete," "Completed" or "Completion," as the case may be, as used in this Agreement shall mean the satisfaction of all conditions related to the completion of the Improvements set forth in Paragraphs 6 and 15 of this Agreement.

Completion Date: The term "Completion Date" as used in this Agreement shall mean September 1, 2009, subject to any extension pursuant to and in accordance with the provisions of Paragraph 8 of this Agreement.

Completion Guaranty: The term "Completion Guaranty" as used in this Agreement shall mean a certain Completion Guaranty dated the date hereof given by Guarantor to Lender.

Completion, Financing and Leasing Amount: The term "Completion, Financing and Leasing Amount" as used in this Agreement shall have the meaning given to such term in Paragraph 18 of this Agreement.

Construction Consultant: The term "Construction Consultant" as used in this Agreement shall mean Inspection and Valuation International.

Construction Loan Disbursement Agreement: The term "Construction Loan Disbursement Agreement" as used in this Agreement shall mean that certain Construction Loan Disbursement Agreement dated the date hereof among Lender, Borrower, Construction Manager and the Title Company.

Construction Loan Mortgage: The term "Construction Loan Mortgage" as used in this Agreement shall mean a certain Construction Loan Mortgage and Security Agreement dated the date hereof in the principal sum of $30,200,000 given by Borrower to Lender constituting a first lien on the fee estate of Borrower in the Premises and the Improvements and intended to be duly recorded in the Clerk's Office of Hudson County, New Jersey.

Construction Loan Notes: The term "Construction Loan Notes" as used in this Agreement shall mean collectively that certain Construction Loan Note dated the date hereof in the principal sum of $19,774,000.00 given by Borrower to Capmark Bank (the "A Note"), that certain Construction Loan Note dated the date hereof in the principal sum of $3,826,000.00 given by Borrower to Urban Development Fund II, LLC (the "B Note"), and that certain Construction Loan Note dated the date hereof in the principal sum of $6,600,000.00 given by Borrower to Paramount Community Development Fund, LLC (the "C Note").

Construction Loan Phase: The term "Construction Loan Phase" as used in this Agreement shall mean the period from the date of the occurrence of all of the Construction Loan Phase Events to the Construction Loan Phase Maturity Date.

Construction Loan Phase Events: The term "Construction Loan Phase Events" as used in this Agreement shall mean the Borrower's satisfaction on or before the Predevelopment Loan Phase Maturity Date with all of the conditions precedent for making an initial Advance under the Construction Loan Phase set forth in Paragraph 13.C of this Agreement.

Construction Loan Phase Maturity Date: The term "Construction Loan Phase Maturity Date" as used in this Agreement shall mean March 1, 2010.

Construction Management Agreement: The term "Construction Management Agreement" as used in this Agreement shall mean a guaranteed maximum price construction management agreement to be entered into between Borrower and Construction Manager, together with any and all amendments thereto that are approved in writing by Lender, which must be in all respects acceptable to the Lender.

Construction Manager: The term "Construction Manager" as used in this Agreement shall mean Sullivan Construction Company, Inc., having an office at 2 LaGrange Avenue, Essington, Pennsylvania 19029-0069.

Counsel: The term "Counsel" as used in this Agreement means Nixon Peabody LLP, for purposes of Paragraphs 47, 48 and 49 of this Agreement, and Emmet, Marvin & Martin, LLP for all other purposes.

Debt: The term "Debt" as used in this Agreement shall mean all principal, interest, additional interest and other sums of any nature whatsoever which shall or may become due and payable to Lender pursuant to the provisions of the Loan Documents.

Debt Service Amount: The term "Debt Service Amount" as used in this Agreement shall have the meaning given to such term in Paragraph 18 of this Agreement.

Default Condition: The term "Default Condition" as used in this Agreement shall mean an event which, after the lapse of time or the giving of notice or both, would constitute an Event of Default.

Default Rate: The term "Default Rate" as used in this Agreement shall have the meaning given to such term in the Construction Loan Notes.

Deficiency: The term "Deficiency" as used in this Agreement shall have the meaning given to such term in Paragraph 18 of this Agreement.

Deficiency Deposit: The term "Deficiency Deposit" as used in this Agreement shall have the meaning given to such term in Paragraph 18 of this Agreement.

Developer: The term "Developer" as used in this Agreement shall mean collectively P&A Associates and Pemmil Management, LLC.

Developer Services Agreement: The term "Developer Services Agreement" as used in this Agreement shall mean the Developer Services Agreement between the Guarantor and the Developer.

Direct Construction Costs: The term "Direct Construction Costs" as used in this Agreement shall have the meaning given to such term in Paragraph 11 of this Agreement.

Engineer: The term "Engineer" as used in this Agreement shall mean LGA Engineering, Inc., having an office at 750 Vassor Avenue, Lakewood, New Jersey 08701, Phone: (732) 961-2162, ex. 5077, Fax: (732) 961-2163, Attn: Eric Ballow, P.E..

Environmental Reports: The term "Environmental Reports" as used in this Agreement shall have the meaning given to such term in the Construction Loan Mortgage.

Equity Contribution: The term "Equity Contribution" as used in this Agreement shall have the meaning given to such term in Paragraph 13(a) of this Agreement.

Escrow Fund: The term "Escrow Fund" as used in this Agreement shall have the meaning given to such term in the Construction Loan Mortgage.

Event of Default: The term "Event of Default" as used in this Agreement shall have the meaning given to such term in Paragraph 21 of this Agreement.

Exclusive Period: The term "Exclusive Period" as used in this Agreement shall have the meaning given to such term in Paragraph 40 of this Agreement.

Extended Maturity Date: The term "Extended Maturity Date" as used in this Agreement shall mean March 1, 2011.

Extension Fee: The term "Extension Fee" as used in this Agreement shall have the meaning given to such term in Paragraph 39 of this Agreement.

Force Majeure: The term "Force Majeure" as used in this Agreement is defined in Paragraph 8 herein.

Governmental Authorities: The term "Governmental Authorities" as used in this Agreement shall mean all governmental authorities having jurisdiction over or with respect to the Property.

Guarantor: The term "Guarantor" as used in this Agreement shall mean, DVL, Inc.

Guaranty of Non-Recourse Carve Outs: The term "Guaranty of Non-Recourse carve Outs" as used in this Agreement shall mean a certain Guaranty of Non-Recourse carve Outs dated the date hereof given by Guarantors to Lender.

Hazardous Substances: The term "Hazardous Substances" as used in this Agreement shall have the meaning given to such term in the Construction Loan Mortgage.

Improvements: The term "Improvements" as used in this Agreement shall mean the construction by Borrower on the Premises of three (3) buildings comprised of approximately 115,000 and 159,000 (depending upon the final Plans and Specifications) rentable square feet, all in substantial accordance with the Plans and Specifications, the Redeveloper Agreement and this Agreement.

Indebtedness: : The term "Indebtedness" as used in this Agreement means all items which constitute, without duplication, (i) indebtedness for borrowed money or the deferred purchase price of property (other than trade payables incurred in the ordinary course of business), (ii) indebtedness evidenced by notes, bonds, debentures or similar instruments, (iii) obligations with respect to any conditional sale or title retention agreement, (iv) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such person and, without duplication, all drafts drawn thereunder to the extent such person shall not have reimbursed the issuer in respect of the issuer's payment of such drafts, (v) all liabilities

secured by any lien on any property owned by such person even though such person has not assumed or otherwise become liable for the payment thereof (other than carriers', warehousemen's, mechanics', repairmen's or other like non-consensual statutory liens arising in the ordinary course of business), and (vi) contingent obligations.

Initial Loan Phase: The term "Initial Loan Phase" as used in this Agreement shall mean the period from the date hereof until the earlier to occur of the Initial Loan Phase Maturity Date or the occurrence of all of the Predevelopment Loan Phase Events.

Initial Loan Phase Maturity Date: The term "Initial Loan Phase Maturity Date" as used in this Agreement shall mean November 13s, 2007.

Lease: The term "Lease" as used in this Agreement shall mean any lease or sublease relating to a right to occupy a portion of the Property.

Liquidity: : The term "Liquidity" as used in this Agreement means with respect to Guarantor, on any date, the value of all cash and cash equivalents owned by Guarantor on such date and held by it in unrestricted domestic accounts.

Loan Contingency Reserve: The term "Loan Contingency Reserve" as used in this Agreement shall have the meaning given to such term in Paragraph 17 of this Agreement.

Loan Documents: The term "Loan Documents" as used in this Agreement shall mean the Construction Loan Mortgage, the Construction Loan Notes, this Agreement, the Completion Guaranty, the Guaranty of Non-Recourse Carve Outs and all other documents executed in connection therewith.

Loan Interest Reserve: The term "Loan Interest Reserve" as used in this Agreement shall have the meaning given to such term in Paragraph 17 of this Agreement.

Low-Income Community: The term "Low-Income Community" as used in this Agreement means any "low-income community" as defined in Section 45D(e) of the Code and the Treasury Regulations.

Major Subcontracts: The term "Major Subcontracts" as used in this Agreement shall mean any contract or contracts entered into with any single subcontractor or materialman employed by Borrower or the Construction Manager in connection with the construction of the Improvements determined by the Lender in its sole discretion to be the "Major Subcontractor".

Management Assignment and Subordination: The term "Management Assignment and Subordination" as used in this Agreement shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, executed by Borrower and the managing agent for the Property in favor of Lender.

Maturity Date: The term "Maturity Date" as used in this Agreement shall mean the Initial Loan Phase Maturity Date or (i) if all of the Predevelopment Loan Phase

Events shall have occurred on or before the Initial Loan Phase Maturity Date, the Predevelopment Loan Phase Maturity Date or (ii) if all of the Construction Loan Phase Events shall have occurred on or prior to the Predevelopment Loan Phase Maturity Date, the Contraction Loan Phase Maturity Date or (iii) if all of the Extension Events shall have occurred on or prior to the Construction Loan Phase Maturity Date, the Extended Maturity Date or (iv) such earlier date on which the Notes shall become due and payable, whether by acceleration or otherwise.

Net Operating Income: The term "Net Operating Income" shall mean the amount of excess of revenues over expenses in respect of the Property for a particular period, provided, however, that, such expenses shall not include (i) depreciation and amortization; (ii) non-cash items; (iii) all capital items, including construction costs and professional fees and other expenses relating thereto and any amortization thereof; (iv) costs of asbestos removal, groundwater remediation or compliance with environmental laws; (v) leasing commissions, fees and other costs and expenses of placing tenants in possession of any portion of the Premises (including professional fees related thereto); (vi) costs of repair or restoration after a casualty or condemnation, (vii) interest on tenant security deposits, and (viii) security deposits returned to tenants; as set forth in Borrower's annual financial statements prepared in accordance with methods acceptable to Lender consistently applied.

Net Worth: The term "Net Worth" as used in this Agreement means at any date and with respect to the Guarantor, an amount equal to (a) total assets of the Guarantor, minus (b) total liabilities of the Guarantor, including Indebtedness (but without duplication).

New Markets Tax Credit: The term "New Markets Tax Credit" as used in this Agreement means the "new markets tax credit" allowed pursuant to Section 45D of the Code.

Other Contracts: The term "Other Contracts" as used in this Agreement shall have the meaning given to such term in the Construction Loan Mortgage.

Other Subcontracts: The term "Other Subcontracts" as used in this Agreement shall mean any contracts other than Major Subcontracts entered into by the Construction Manager or Borrower with subcontractors or materialmen in connection with the construction of the Improvements.

Payment Guaranty: The term "Payment Guaranty" as used in this Agreement shall mean a certain Payment Guaranty dated of even date hereof given by Guarantor to Lender.

Permanent Financing: The term "Permanent Financing" as used in this Agreement shall have the meaning given to such term in Paragraph 40 of this Agreement.

Permanent Financing Request: The term "Permanent Financing Request" as used in this Agreement shall have the meaning given to such term in Paragraph 40 of this Agreement.

Permitted Lease: The term "Permitted Lease" as used in this Agreement means a Lease that has been approved in writing by the Lender in its sole discretion, except that Lender shall not unreasonably withhold its consent to any Lease that complies with the Leasing Guidelines set forth on Schedule C attached hereto.

Permits and Licenses: The term "Permits and Licenses" as used in this Agreement shall have the meaning given to such term in Paragraph 25(f) of this Agreement.

Plans and Specifications: The term "Plans and Specifications" as used in this Agreement shall have the meaning given to such term in Paragraph 3 of this Agreement.

Predevelopment Loan Phase: The term "Predevelopment Loan Phase" as used in this Agreement shall mean the period from the date of the occurrence of all of the Predevelopment Loan Phase Events until the earlier to occur of the Predevelopment Loan Phase Maturity Date or the occurrence of all of the Construction Loan Phase Events.

Predevelopment Loan Phase Events: The term "Predevelopment Loan Phase Events" as used in this Agreement shall mean the Borrower's satisfaction on or before the Initial Loan Phase Maturity Date with all of the conditions precedent set forth in Paragraph 13.B of this Agreement for making an Advance under the Predevelopment Loan Phase in excess of the $4,225,000 advanced at closing.

Predevelopment Loan Phase Maturity Date: The term "Predevelopment Loan Phase Maturity Date" as used in this Agreement shall mean June 1, 2008.

Preliminary Survey: The term "Preliminary Survey" as used in this Agreement shall mean that certain survey of the Premises prepared by DeMuro Associates, dated August 3, 2007.

Property: The term "Property" as used in this Agreement shall have the meaning given to such term in Paragraph 2 of this Agreement.

Punch List Items: The term "Punch List Items" as used in this Agreement shall have the meaning given to such term in Paragraph 6 of this Agreement.

QALICB: The term "QALICB" as used in this Agreement means a "qualified active low-income community business" as such term is defined in Section 45D of the Code and the Treasury Regulations.

QLICI: The term "QLICI" as used in this Agreement means a "qualified low-income community investment" as such term is defined in Section 45D of the Code and the Treasury Regulations.

Redeveloper Agreement: The term "Redeveloper Agreement" as used in this Agreement shall mean the Redeveloper Agreement for a Portion of the Passaic Avenue Redevelopment Area in the Town of Kearny, Hudson County, New Jersey to be entered into by and among the Borrower, the Guarantor and the Town of Kearny acting as a Redevelopment Entity, and which must be satisfactory to the Lender in all respects.

Request for Advance: The term "Request for Advance" as used in this Agreement shall have the meaning given to such term in Paragraph 11 of this Agreement.

Retainage: The term "Retainage" as used in this Agreement shall mean an amount equal to 10% of all disbursements for Direct Construction Costs actually incurred by Borrower under any Major Subcontracts or Other Subcontracts; provided that, at such time as the work to be performed pursuant to any Major Subcontract or Other Contract shall have been completed in accordance with the Plans and Specifications, as certified to Lender by Construction Consultant, the Retainage with respect to Direct Construction costs incurred pursuant to such Major Subcontract or Other Subcontract shall be released by Lender. Notwithstanding the foregoing, the Retainage shall in no event be less than the amount actually held back by Borrower from the Construction Manager and all subcontractors and materialmen engaged in the construction of the Improvements. Lender shall have no obligation to release the Retainage (or any portion thereof), unless and until (a) Construction Consultant verifies to Lender that each subcontractor or materialman has completed all of the work, and/or has supplied 100% of the materials, to which the released Retainage relates, in compliance with such subcontractor's or materialman's subcontract and in conformity with the Plans and Specifications accepted by Lender and Construction Consultant, (b) each subcontractor or materialman will be paid in full with respect to the work and/or materials to which the released Retainage relates, (c) each subcontractor, materialman executes and delivers all affidavits and final lien waivers which may be reasonably requested or required by Lender or by the Title Company in form and substance reasonably satisfactory to Lender and Title Company to induce the Title Company to insure the lien of the Construction Loan Mortgage against any mechanic's or materialman's lien which may be filed by such subcontractor or materialman with respect to the work and/or materials to which the released Retainage relates, (d) if required by Lender, the release of such Retainage shall be approved by any surety company which has issued a payment or performance bond with respect to each subcontractor or materialman. Lender's release of the final balance of the Retainage shall be subject to Borrower's satisfaction in full of the conditions set forth in Paragraph 15 of this Agreement, and (e) such other documentation as Lender or Title Company may require.

Schedule of Soft Costs: The term "Schedule of Soft Costs" as used in this Agreement shall have the meaning given to such term in Paragraph 11 of this Agreement.

Soft Costs: The term "Soft Costs" as used in this Agreement shall have the meaning given to such term in Paragraph 11 of this Agreement.

Tenant: The term "Tenant" as used in this Agreement shall mean any lessee or sublessor under a Lease.

Terrorism Coverage: The term "Terrorism Coverage" as used in this Agreement shall have the meaning given to such term in Paragraph 10 of this Agreement.

Title Company: The term "Title Company" as used in this Agreement shall mean Chicago Title Insurance Company, through its agent, Royal Abstract.

<u>Title Policy</u>: The term "Title Policy" as used in this Agreement shall have the meaning given to such term in Paragraph 9 of this Agreement.

<u>Trade Breakdown Schedule</u>: The term "Trade Breakdown Schedule" as used in this Agreement shall have the meaning given to such term in Paragraph 11 of this Agreement.

<u>Treasury Regulations</u>: The term "Treasury Regulations" as used in this Agreement means any temporary, proposed and/or final regulations promulgated from time to time under the Code.

<u>Verified Project Costs</u>: The term "Verified Project Costs" as used in this Agreement shall mean the aggregate, from time to time, of (a) Soft Costs actually incurred by Borrower in connection with the construction of the Improvements as substantiated by evidence reasonably satisfactory to Lender, and (b) Direct Construction Costs actually incurred by Borrower for work in place as part of the construction of the Improvements, as verified by Construction Consultant, from time to time, pursuant to the provisions of this Agreement, <u>minus</u> the sum of (i) the aggregate amount of the Deficiency Deposit, if any, required to have been invested in the Property from time to time pursuant to this Agreement, and (ii) the aggregate Retainage from time to time.

EXHIBIT J

BUDGET

(Trade Breakdown Schedule and Schedule of Soft Costs)

Land Costs			
Del Toch Industrial Site at Value		$ 8,450,000	$ 73.37
Ford Land Acquisition Cost		$ 2,500,000	$ 21.71
Existing Lease Buyouts		$ 750,000	$ 6.51
Total		$ 11,700,000	$101.59
Hard Costs			
Site Improvement & Demolition Costs		$ 3,400,000	$ 29.52
Base Building Construction		$ 9,400,000	$ 81.62
Tenant Improvements		$ 3,525,000	$ 30.61
Hard Cost Contingency	5.00%	$ 816,250	$ 7.09
Total		$ 17,141,250	$148.83
Soft Costs			
Legal, General, and Administrative		$ 150,000	$ 1.30
Insurance		$ 100,000	$ 0.87
Real Estate Taxes		$ 200,000	$ 1.74
Architect & Engineers		$ 350,000	$ 3.04
Environmental Report		$ 25,000	$ 0.22
Title Insurance		$ 40,000	$ 0.35
Other Soft Costs		$ 50,000	$ 0.43
Development Fees & Costs	3%	$ 1,064,000	$ 9.24
Leasing Commissions		$ 1,000,000	$ 8.68
Lender Due Diligence		$ 27,400	$ 0.24
Soft Cost Contingency	3%	$ 27,450	$ 0.24
Total		$ 3,033,850	$ 26.34
Financing Fees & Reserves			
Construction Loan Fees	1.00%	$ 302,000	$ 2.62
Third Party Brokerage	1.00%	$ 302,000	$ 2.62
Underwriting Fee		$ 7,500	$ 0.07
Capmark Interest Reserve		$ 1,750,000	$ 15.19
Total		$ 2,361,500	$ 20.50
TOTAL PROJECT COST		$ 34,236,600	$297.27
EQUITY-LAND VALUE	11.54%	$ 3,950,000	$ 34.30
EQUITY-CASH	0.25%	$ 86,600	$ 0.75
CONSTRUCTION LOAN	88.21%	$ 30,200,000	$262.22

EXHIBIT L

DEPOSIT ACCOUNT CONTROL AGREEMENT

[SEE ATTACHED]

DEPOSIT ACCOUNT CONTROL AGREEMENT

This **DEPOSIT ACCOUNT CONTROL AGREEMENT** (this "**Agreement**") is entered into as of August 14, 2007, among **DVL KEARNY HOLDINGS, LLC**, a New Jersey limited liability company having an office c/o DVL, Inc., 70 East 55th Street, New York, New York 10022 ("**Borrower**" and/or "**Depositor**"), **CAPMARK BANK**, an industrial bank chartered under the laws of the State of Utah, having an office at 100 South Wacker Drive, Suite 400, Chicago, Illinois 60606, Attention: Construction Lending, **URBAN DEVELOPMENT FUND II, LLC**, a Delaware limited liability company having an office c/o Capmark Capital Inc., 1801 California Street, Suite 3700, Denver, Colorado 80202, Attn: Patrick Vahey, and **PARAMOUNT COMMUNITY DEVELOPMENT FUND, LLC**, a Delaware limited liability company having an office at c/o Capmark Capital, Inc., 1801 California Street, Suite 3700, Denver, Colorado 80202 ("**Lender**" and/or "**Secured Party**"), and **ESCROW BANK USA**, a Utah state chartered Industrial Bank, having an address at 6955 Union Park Center, Suite 300, Salt Lake City, Utah 84047 ("**Depository**").

RECITALS

A. In order to secure certain obligations of Depositor to Secured Party, under and pursuant to the Agreement (as defined below), Depositor has granted Secured Party a security interest in deposit accounts identified in **Exhibit A** attached hereto and incorporated by this reference, maintained by Depositor with Depository at the office indicated on the signature page below, any subaccount(s) into and from which balances from such account are swept by Depository from time to time for reserve related or other purposes, all funds now or hereafter deposited into such account, and any proceeds thereof, including, without limitation, any interest earned thereon (collectively, the "**Account**").

B. Borrower and Lender, among others, have entered into that certain Loan Agreement dated as of the date hereof (the "**Agreement**"). The Account is the "Project Costs Holdback Account" referred to in the Agreement.

C. In connection with the foregoing, Depositor is requesting that Depository enter into this Agreement in order to perfect Secured Party's security interest in the Account.

AGREEMENT

1. Control of Account by Secured Party; Customer's Rights in Account.

(a) Notwithstanding any separate agreement Depositor may have with Depository, Secured Party shall be entitled at any time to give Depository instructions as to the withdrawal or disposition of funds from time to time in the Account, or as to any other matters relating to the Account, all without further consent of Depositor. Depository shall comply with, and is fully entitled to rely upon, any such instructions from Secured Party pertaining to the withdrawal or disposition of funds from time to time in the Account or as to any other matters relating to the Account, even if such instructions are contrary to any instructions or demands that Depositor may give to Depository.

(b) Depositor shall not be entitled to present items drawn on or otherwise to withdraw or direct the disposition of funds from the Account.

(c) Secured Party's rights under this Agreement to give Depository instructions from time to time as to the withdrawal or disposition of any funds in the Account or as to any other matters relating to the Account includes without limitation the power to give stop payment orders for any items being presented to the Account for payment. Depositor confirms that Depository should follow such instructions from Secured Party even if the result of following such instructions is that Depository dishonors items presented for payment from the Account. Depositor further confirms that Depository will have no liability to Depositor for the wrongful dishonor of such items resulting from the Depository's compliance with such instructions from Secured Party.

2. Depository's Responsibility.

(a) Depository shall have no duty to inquire or determine whether Depositor's obligations to Secured Party are in default or whether Secured Party is entitled, under any separate agreement between Secured Party and Depositor, to give any instructions relating to the Account. Depository shall have no responsibility or liability to Secured Party for complying with any order or instruction, whether oral or written, concerning the Account, except to the extent such compliance would violate (i) Section l(b) hereof, or (ii) written instructions or orders previously received from Secured Party, but only to the extent Depository had reasonable opportunity to act thereon. Depository shall not have any liability to Depositor or Secured Party for losses or damages resulting from any failure to comply with instructions relating to the Account or delay in complying with such instructions if (A) compliance with such instructions would require Depository to violate any then-existing injunction or order of any court of competent jurisdiction, including without limitation in any bankruptcy case under Title 11 of the United States Code, or (B) the failure or delay is due to circumstances beyond Depository's reasonable control. Without limiting the foregoing, in no event shall Depository have any liability for indirect, punitive, exemplary or consequential losses or damages, including, without limitation, lost profits, whether or not any claim for such losses or damages is based on tort or contract or Depository knew or should have known the likelihood of such losses or damages in any circumstances.

(b) Depository may rely on notices and communications it believes in good faith to be genuine and given by the appropriate party. Without limiting the foregoing, Depository may (but shall not be obligated to) require that Secured Party from time to time deliver to Depository such documentation as Depository may reasonably request to evidence the authority of those entities or individuals purporting to give instructions on behalf of Secured Party to Depository hereunder.

3. Priority Of Secured Party's Security Interest; Rights Reserved By Depository. Depository agrees that all of its present and future rights against the Account are subordinate to Secured Party's security interest therein; provided, however, that Secured Party agrees that nothing herein subordinates or waives any of, and that Depository expressly reserves all of, Depository's present and future rights (whether described as rights of setoff, banker's lien, chargeback or

otherwise, and whether available to Depository under the law or under any other agreement between Depository and Depositor concerning the Account, or otherwise) with respect to: (a) items deposited to the Account and returned unpaid, whether for insufficient funds or for any other reason, and without regard to the timeliness of return of any such item or the occurrence or timeliness of any drawee's notice of non-payment of such items; (b) claims of breach of the applicable Uniform Commercial Code's transfer or presentment warranties made against Depository in connection with items deposited to the Account; (c) any automated clearing house ("ACH") entry credited to the Account and returned unpaid or subject to an adjustment entry under applicable clearing house rules, whether for insufficient funds or for any other reason, and without regard to the timeliness of such return or adjustment; (d) any credit to the Account from a merchant card transaction, against which a contractual demand for chargeback has been made; (e) any credit to the Account made in error; and (f) Depository's usual and customary charges for services rendered in connection with the Account, to the extent that, in each case, Depositor has not separately paid or reimbursed Depository therefore. Items, entries, and transactions described in clauses (a) through (e) of this Section are collectively referred to as **"Returned Items."**

4. Statements. In addition to the original deposit account statement for the Account which is provided to Depositor, Depository will send a duplicate statement to Secured Party. Depositor hereby authorizes Depository to provide any additional information relating to the Account to Secured Party upon Secured Party's request without Depositor's further consent.

5. Notice of Adverse Claims; Record of Security Interest.

(a) Depository represents and warrants to Secured Party that Depository has not received notice of any currently effective lien or encumbrance on or other claim to the Account from any other person or entity and has not entered into, and covenants with Secured Party that it will not enter into, any agreement with any other person by which Depository is obligated to comply with instructions from such other person or entity as to the disposition of funds from the Account or other dealings with the Account. Depository will use commercially reasonable efforts, subject to applicable law, to notify Secured Party promptly if any other person or entity claims a property interest in the Account. To the extent that it gives notice to Depositor, Depository promptly will notify Secured Party if any other person or entity claims that it has a property interest in the Account.

(b) Depository further represents and warrants to Secured Party that Depository has marked its books and records to indicate that Secured Party has the right to control the Account as set forth herein.

6. Returned Items. Depositor and Secured Party understand and agree that Depository will collect the amount of each Returned Item by debiting the Account. Depositor agrees to pay the amount of any Returned Item immediately upon demand to the extent that there are not sufficient funds in the Account to cover such amount on the day of the debit. Secured Party agrees to pay any such amount that is not paid in full by Depositor within 10 days after demand on Depositor by Depository up to the amount of the proceeds received by Secured Party from the corresponding Returned Item. Depository agrees that any demand upon Secured Party for such amount shall be made within 90 days after Secured Party's receipt of such proceeds. To the extent that Depository

is precluded from making demand or giving notice hereunder by reason of the commencement of a bankruptcy or similar proceeding, then such demand or notice shall be deemed to have been made or given at the commencement of such proceeding.

7. Costs; Indemnity.

(a) Depositor will be responsible for Depository's customary charges for services rendered in connection with the Account.

(b) (i) Depositor will indemnify Depository and its officers, directors, employees and agents against claims, liabilities and expenses arising out of this Agreement (including without limitation all fees and costs incurred by Depository in complying with instructions or requests given by Secured Party hereunder and reasonable attorneys' fees and disbursements and the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff), except to the extent the claims, liabilities or expenses are caused by Depository's gross negligence or willful misconduct.

(ii) Secured Party will indemnify Depository and its officers, directors, employees and agents against claims, liabilities and expenses arising out of Depository's compliance with any instruction or request from Secured Party in connection with this Agreement (including, without limitation, reasonable attorneys' fees and disbursements and the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff), except to the extent the claims, liabilities or expenses are caused by Depository's gross negligence or willful misconduct.

(iii) To the extent that a given claim, liability or expense shall arise out of Depository's following of any instruction or request from Secured Party in connection with this Agreement, Depositor's and Secured Party's indemnity obligations under this subsection (b) with respect to such claim, liability or expense shall be joint and several.

8. Termination; Survival.

(a) Secured Party may terminate this Agreement by written notice to Depository and Depositor. Depository may terminate this Agreement on 30 days' prior written notice to Secured Party and Depositor. Depositor may not terminate this Agreement except with written consent of Secured Party and on 30 days' prior written notice to Secured Party and Depository.

(b) This Agreement will terminate upon Depository's receipt of written notice from Secured Party expressly stating that Secured Party's security interest in the Account has terminated.

(c) Sections 2 ("Depository's Responsibility"), 6 ("Returned Items"), and 7 ("Costs; Indemnity") will survive termination of this Agreement.

9. Governing Law.

(a) Depository represents and warrants to Secured Party that the account agreement(s) between Depository and Depositor relating to the establishment and general operation of the Account expressly provides that such account agreement(s) are governed by the law of the state of Depository's organization. Depository covenants that it will not, without Secured Party's prior written consent, amend those account agreement(s) to change their governing law or to provide that secured transactions relating to the Account are governed by the law of another jurisdiction.

(b) This Agreement will be governed by the internal laws of New Jersey.

10) Entire Agreement. This Agreement is the entire agreement among the parties regarding the subject matter hereof and supersedes any prior agreements and contemporaneous oral agreements of the parties concerning its subject matter. To the extent that any provision in this Agreement conflicts with any provision in any other agreement between Depository and Depositor, the provision in this Agreement shall control.

11) Amendments. No amendment of this Agreement will be binding unless it is in writing and signed by Depositor, Secured Party and Depository, and no waiver of any right under this Agreement will be binding unless it is in writing and signed by the party to be charged.

12) Severability. To the extent a provision of this Agreement is unenforceable, this Agreement will be construed as if the unenforceable provision were omitted.

13) Successors And Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of Depository, Secured Party and Depositor and their respective successors and assigns.

14) Notices. All notices, instructions or other communications to a party under this Agreement shall be in writing and shall be sent to the party's address for notices set forth below or to such other address as shall be designated by such party by notice given to the other parties, and, except as otherwise expressly provided for herein, will be effective on receipt.

15) No Agency, Etc. Nothing contained in this Agreement shall create any agency, fiduciary, joint venture or partnership relationship between Depositor, Secured Party and Depository.

16) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, and all of which shall constitute but one and the same instrument.

(Signature Pages Follow)

DEPOSIT ACCOUNT CONTROL AGREEMENT

The foregoing is hereby acknowledged and agreed to, effective as of the date first set forth above.

DEPOSITOR:

DVL KEARNY HOLDINGS, LLC,
a New Jersey limited liability company

By: ______________________
Name: Alan E. Casnoff
Title: President

ADDRESS FOR NOTICES

DVL Kearny Holdings, LLC
c/o DVL Inc.
70 East 55th Street
New York, New York 10022

SECURED PARTY:

CAPMARK BANK

By: ______________________
Name: DENISE KOPROWSKI
Title: VICE PRESIDENT

PARAMOUNT COMMUNITY DEVELOPMENT FUND LLC, a Delaware limited liability company

By: Paramount New Market Tax Credit Fund, LLC, a Delaware limited liability company, its managing member

By: ______________________
Name: Craig Dale
Title: Vice President

URBAN DEVELOPMENT FUND II, LLC

By: Capmark Capital Inc., formerly known as GMAC Commercial Holding Capital Corp., as authorized signatory and Originator under the Amended and Restated Origination Agreement

By: ______________________
Name:
Title:

SECURED PARTY:

CAPMARK BANK

By: ______________________
Name:
Title:

PARAMOUNT COMMUNITY DEVELOPMENT FUND LLC, a Delaware limited liability company

By: Paramount New Market Tax Credit Fund, LLC, a Delaware limited liability company, its managing member

By: ______________________
Name: Craig Dale
Title: Vice President

URBAN DEVELOPMENT FUND II, LLC

By: Capmark Capital Inc., formerly known as GMAC Commercial Holding Capital Corp., as authorized signatory and Originator under the Amended and Restated Origination Agreement

By: ______________________
Name: Craig S. Dale
Title: Vice President

DEPOSITORY:

ESCROW BANK USA,
a Utah industrial bank

By: ______________________________
Name:
Title:

ADDRESS FOR NOTICES:

Escrow Bank USA
6955 Union Park Center, Suite #300
Midvale, Utah 84047
Attention:
Tel: 801.304.2900
Fax: 801.352.8463